As filed with the Securities and Exchange Commission on May 16, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

General Cable Corporation*
(Exact name of registrant as specified in its charter)
*(and certain subsidiaries identified as Co-Registrants in the Table of Co-Registrants appearing below)

Delaware	3357	06-1398235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Siverd, Esq.
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alan H. Lieblich, Esq.
Sharon Bauer Berman, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
(215) 569-5500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be		Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered		Per Unit	Price(1)	Registration Fee
Senior Floating Rate Notes due 2015	$125,000,000		100%	$125,000,000	$3,838	(2)
7.125% Senior Fixed Rate Notes due 2017	$200,000,000		100%	$200,000,000	$6,140	(2)
Guarantees related to the Senior Floating Rate Notes	—	(3)	—	—	—	(4)
Guarantees related to the Senior Fixed Rate Notes	—	(3)	—	—	—	(4)
Total	$325,000,000		100%	$325,000,000	$9,978

(1)	These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(f) under the Securities Act.

(3)	The Senior Floating Rate Notes and the 7.125% Senior Fixed Rate Notes are unconditionally (as well as jointly and severally) guaranteed by the Co-Registrants listed in the “Table of Co-Registrants” below on an unsecured, senior basis.

(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is being paid with respect to these guarantees.
(continued on next page)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

I.R.S. Employer
Exact Name of Co-Registrant as	State/Jurisdiction	Identification
Specified in its Charter	of Organization	Number

Diversified Contractors, Inc.	Delaware	76-0081448
Genca Corporation	Delaware	22-2885883
General Cable Industries, Inc.	Delaware	06-1009714
General Cable Industries, LLC	Delaware	61-1337429
General Cable Management LLC	Delaware	61-1400257
General Cable Overseas Holdings, Inc.	Delaware	61-1345453
General Cable Technologies Corporation	Delaware	51-0370763
General Cable Texas Operations L.P.	Delaware	61-1400258
GK Technologies, Incorporated	New Jersey	13-3064555
Marathon Manufacturing Holdings, Inc.	Delaware	75-2198246
Marathon Steel Company	Arizona	86-0117273
MLTC Company	Delaware	75-0866441

The address, including zip code, and telephone number, including area code, of each Co-Registrant’s principal executive offices is 4 Tesseneer Drive, Highland Heights, Kentucky 41076, (859) 572-8000.

The name, address, including zip code, and telephone number, including area code, of the agent for service of process of each Co-Registrant is Robert J. Siverd, Esq., c/o General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, (859) 572-8000.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 16, 2007

Preliminary Prospectus
$325,000,000

General Cable Corporation

OFFER TO EXCHANGE

$125,000,000 aggregate principal amount of
Senior Floating Rate Notes due 2015 in exchange for
$125,000,000 aggregate principal amount of
Senior Floating Rate Notes due 2015, which have been
registered under the Securities Act of 1933, as amended

AND

$200,000,000 aggregate principal amount of
7.125% Senior Fixed Rate Notes due 2017 in exchange for
$200,000,000 aggregate principal amount of
7.125% Senior Fixed Rate Notes due 2017, which have been
registered under the Securities Act of 1933, as amended

We refer to the Senior Floating Rate Notes due 2015 as the Floating Rate Notes in this prospectus and the 7.125% Senior Fixed Rate Notes due 2017 as the Fixed Rate Notes in this prospectus. We refer to the Floating Rate Notes and Fixed Rate Notes that have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act in this prospectus, as the Exchange Notes in this prospectus and we refer to the Floating Rate Notes and the Fixed Rate Notes that have not been registered under the Securities Act as the Restricted Notes in this prospectus.

The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on [          ], 2007, unless earlier terminated or extended by us.

Terms of the Exchange Offer:

•	We will exchange Exchange Notes for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the Exchange Offer.

•	The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•	The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

•	We will not receive any proceeds from the Exchange Offer.

•	We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, transfer of the Restricted Notes is restricted. We are conducting the Exchange Offer to satisfy your registration rights as a holder of the Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where the Exchange Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 270 days after the closing of this Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

There is no established trading market for the Exchange Notes. We have not applied, and do not currently intend to apply, to list the Exchange Notes on any securities exchange.

See “Risk Factors” beginning on page 15 for certain risks incorporated herein by reference and discussed herein that you should consider prior to tendering your Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2007

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

i

* * *

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge upon written request to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not taken any action to permit an offering of the Exchange Notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Exchange Offer and the distribution of this prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the exchange of the Exchange Notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your exchange and we will not have any responsibility therefor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. We commonly use forward-looking statements throughout this prospectus and the documents incorporated by reference herein regarding the following subjects:

•	this exchange offer;

•	our business strategy, plans and objectives;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of available cash flow;

•	projected capital expenditures;

•	our future financial results and performance;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, without limitation:

•	economic and political consequences resulting from terrorist attacks and the war with Iraq;

•	economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis;

•	domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures;

•	general economic conditions, particularly those in the construction, energy and information technology sectors;

•	changes in customer or distributor purchasing patterns in our business segments;

•	our ability to increase manufacturing capacity and productivity;

•	the financial impact of any future plant closures;

•	our ability to successfully complete and integrate acquisitions and divestitures;

•	our ability to negotiate extensions of labor agreements on acceptable terms and to successfully deal with any labor disputes;

•	our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines;

•	our ability to pay dividends on our preferred stock;

•	our ability to make payments of interest and principal under the Exchange Notes and under our other existing and future indebtedness, and to have sufficient available funds to effect conversions and repurchases of notes from time to time;

•	lowering of one or more debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•	the impact of unexpected future judgments or settlements of claims and litigation;

•	our ability to achieve target returns on investments in our defined benefit plans;

•	our ability to avoid limitations on utilization of net losses for income tax purposes;

•	the cost and availability of raw materials, including copper, aluminum and petrochemicals;

•	our ability to increase our selling prices during periods of increasing raw material costs;

•	the impact of foreign currency fluctuations and changes in interest rates;

•	the impact of technological changes; and

•	other material factors.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders and holders of the Exchange Notes. Such factors include, without limitation, the following:

•	those identified under “Risk Factors”;

•	those identified from time to time in our public filings with the SEC;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	the condition of the markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	the impact of new state or federal legislation or court decisions on our operations; and

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market.

PROSPECTUS SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this Exchange Offer, we encourage you to read this entire prospectus, including “Risk Factors” and our financial statements and the notes to those financial statements, together with the documents incorporated by reference into this prospectus before making a decision whether to tender your Restricted Notes.

In this prospectus, the “Company,” “General Cable,” “we,” “our,” and “us” refer to General Cable Corporation. With respect to the description of our business contained in this prospectus, such terms refer to General Cable Corporation and our subsidiaries on a consolidated basis. We refer to the $125.0 million in aggregate principal amount of Senior Floating Rate Notes due 2015 as the Floating Rate Notes in this prospectus and the $200.0 million in aggregate principal amount of 7.125% Senior Fixed Rate Notes due 2017 as the Fixed Rates Notes in this prospectus. We refer to the Floating Rate Notes and the Fixed Rate Notes that have been registered under the Securities Act as the Exchange Notes in this prospectus and we refer to the Floating Rate Notes and the Fixed Rate Notes that have not been registered under the Securities Act as the Restricted Notes in this prospectus. We refer to the guarantees by certain of our subsidiaries of our obligations under the Floating Rate Notes and Fixed Rates Notes as the guarantees in this prospectus.

General Cable Corporation

Overview

We are a Fortune 1000 company and a leading global developer and manufacturer in the wire and cable industry, an industry that is estimated to have had $140 billion in sales in 2006 by CRU. We have leading market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low-cost provider. We sell copper, aluminum and fiber optic wire and cable products, which we believe represent the most diversified product line of any U.S. manufacturer. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 32 facilities located in 14 countries and sell our products worldwide through our operations in North America, Europe and in the Asia-Pacific region. Technical expertise and implementation of Lean Six Sigma strategies have allowed us to maintain our position as a low-cost provider.

Our operations are divided into eight reportable segments:

•	North American electric utility;

•	International electric utility;

•	North American portable power and control;

•	North American electrical infrastructure;

•	International electrical infrastructure;

•	Transportation and industrial harnesses;

•	Telecommunications; and

•	Networking.

The net sales in 2006 generated by each of our reportable segments (as a percentage of our total company results) were as follows:

For the Fiscal Year
Ended December 31, 2006
Reportable Segment	Percentage of Net Sales

North American electric utility	21%
International electric utility	17%
North American portable power and control	8%
North American electrical infrastructure	9%
International electrical infrastructure	24%
Transportation and industrial harnesses	3%
Telecommunications	9%
Networking	9%

Total net sales	100%

We operate our business globally, with 56% of net sales in 2006 generated from North America and 44% from our international operations. Our products are sold through a variety of channels including electrical distributors, OEMs, and retailers in North America, Europe and the Asia Pacific region across a variety of markets.

Recent Developments

Acquisition of Jiangyin Huaming Specialty Cable Co. Ltd.

On February 16, 2007, we acquired Jiangyin Huaming Specialty Cable Co. Ltd., a manufacturer of specialty automotive and industrial cable products. Jiangyin Huaming Specialty Cable Co. Ltd. is based in the Jiangsu province of the Republic of China and employs approximately 200 associates. Jiangyin Huaming Specialty Cable Co. had annual sales in 2006 of approximately $12.0 million.

Senior Secured Credit Facility Amendment

On March 6, 2007, we and our subsidiary guarantors entered into an amendment of our senior secured credit facility with the agents and lenders party thereto. The Second Amendment to the Second Amended and Restated Credit Agreement, among other things, permitted the issuance and sale of the Restricted Notes as well as the repurchase of our 9.5% Senior Notes due 2010, referred to as the 9.5% senior notes in this prospectus.

Tender Offer, Consent Solicitation and Offering of Restricted Notes

On March 6, 2007, we commenced a tender offer and consent solicitation to purchase, subject to certain conditions, any and all of our outstanding $285.0 million in aggregate principal amount of 9.5% senior notes and to seek required consents to proposed amendments to the indenture governing the 9.5% senior notes. On March 6, 2007, we also launched an offering of $325.0 million in aggregate principal amount of Restricted Notes. The tender offer expired at 12:00 midnight, New York City time, on April 2, 2007 with approximately $280.1 million in aggregate principal amount of the 9.5% senior notes tendered and accepted for purchase, representing approximately 98% of the previously outstanding 9.5% senior notes.

Joint Ventures with the Plaza Cable Group of Companies

On April 17, 2007, we formed an energy cable joint venture with the Plaza Cable Group of Companies, a manufacturer of low and medium voltage energy and construction cables with approximately $25.0 million in annual revenues in 2006, based in New Delhi, India. We plan to complete a construction cable joint venture with the Plaza Cable Group of Companies during this fiscal quarter. All of the wire and cable assets of the Plaza Group of Companies are included in the joint ventures and we will be the majority interest-holder in both ventures.

Acquisition of Norddeutsche Seekabelwerke GmbH & Co.

On April 30, 2007, we acquired Norddeutsche Seekabelwerke GmbH & Co. KG (NSW) located in Nordenham, Germany from Corning Incorporated. NSW had revenues in 2006 of approximately $120 million and has approximately 400 employees. NSW offers complete solutions for submarine cable systems including manufacturing, engineering, seabed mapping, project management and installation for the offshore communications, energy exploration, transmission, distribution and alternative energy markets.

Use of Proceeds

The Exchange Offer is intended to satisfy certain obligations under the registration rights agreement we entered into with the initial purchasers of the Restricted Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. See “Use of Proceeds.”

* * *

General Cable Corporation is a Delaware corporation. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, and our telephone number is (859) 572-8000. Our website is located at www.generalcable.com. The information on our website is not part of, or incorporated by reference into, this prospectus.

The Exchange Offer

The following summary contains basic information about the Exchange Offer and the Exchange Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Exchange Notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

Securities to be Exchanged	On March 21, 2007, we issued and sold $125.0 million in aggregate principal amount of Floating Rate Notes and $200.0 million in aggregate principal amount of Fixed Rates Notes in an offering under Rule 144A of the Securities Act and Regulation S of the Securities Act in a transaction that was exempt from the registration requirements of the Securities Act. The terms of the Restricted Notes and the Exchange Notes are substantially identical, except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. See ‘‘Description of Exchange Notes.”

The Exchange Offer	We are offering to exchange:

• $125.0 million in aggregate principal amount of Floating Rate Exchange Notes for a like principal amount of the Floating Rate Restricted Notes; and

• $200.0 million in aggregate principal amount of Fixed Rate Exchange Notes for a like principal amount of the Fixed Rate Restricted Notes to satisfy our obligations under the registration rights agreement we entered into when the Restricted Notes were issued. Once the Exchange Offer is completed, you will no longer be entitled to exchange or registration rights with respect to the Restricted Notes. You do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the Restricted Notes in connection with the Exchange Offer.

In order to be exchanged, a Restricted Note must be properly tendered and accepted. All Restricted Notes that are validly tendered and not withdrawn will be exchanged. See “The Exchange Offer — Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes.”

Expiration Date; Tenders	The Exchange Offer will expire at 5:00 p.m., New York City time, on [ ], 2007, unless earlier terminated or extended by us.

By tendering your Restricted Notes, you are representing to us that:

• any Exchange Notes received in exchange for your Restricted Notes in the Exchange Offer are being acquired by you or any other person receiving the Exchange Notes in the ordinary course of your or the other person’s business;

• at the time of the commencement of the Exchange Offer, you do not, or any other person who will receive Exchange Notes in exchange for your Restricted Notes does not, have any arrangement or understanding with any person to participate in the “distribution” (as defined in the Securities Act) of the Exchange Notes in violation of the Securities Act;

• you are not holding Restricted Notes that have, or are reasonably likely to have, the status of an unsold allotment;

• you are not, or any other person receiving Exchange Notes in exchange for your Restricted Notes is not, an “affiliate” (as defined in Rule 405 under the Securities Act) of General Cable Corporation, or if you are, or the other person is, an “affiliate” of General Cable Corporation, that you or the other person will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

• if you are not, or any other person receiving Exchange Notes in exchange for your Restricted Notes is not, a broker-dealer, you are not, or the other person is not, engaged in, and you do not, or the other person does not, intend to engage in, the distribution of the Exchange Notes; and

• if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the Exchange Notes you receive in the Exchange Offer. For more information regarding resales of the Exchange Notes by participating broker-dealers, see “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any tender of Restricted Notes in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on [ ], 2007, unless the Exchange Offer is earlier terminated. If we extend the Exchange Offer, you may withdraw any tender of Restricted Notes at any time prior to the expiration date, as extended. If we decide for any reason not to accept any Restricted Notes for exchange, the Restricted Notes will be returned to you at our expense promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions that we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that except as set forth below the Exchange Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act. However, you or any other person receiving Exchange Notes in exchange for your Restricted Notes will not be able to freely transfer the Exchange Notes if:

• you are, or any other person receiving Exchange Notes in exchange for your Restricted Notes is, an “affiliate” of General Cable Corporation;

• you are not, or any other person receiving Exchange Notes in exchange for your Restricted Notes is not, acquiring the Exchange Notes in the Exchange Offer in the ordinary course of your or the other person’s business; or

• you are, or any other person receiving Exchange Notes in exchange for your Restricted Notes is, participating, intends to participate or has an arrangement or understanding with any person to participate, in the distribution of the Exchange Notes you or the other person will receive in the Exchange Offer.

If you fall within one of the exceptions listed above, or if you are a broker-dealer that receives Exchange Notes for your own account in the Exchange Offer in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act or qualify for a registration exemption in connection with any resale transaction involving the Exchange Notes. For more information regarding resales of the Exchange Notes by participating broker-dealers, see “Plan of Distribution.”

By executing the letter of transmittal related to the Exchange Offer, or by agreeing to the terms of the letter of transmittal, you represent to us that you satisfy, or any other person receiving Exchange Notes in exchange for your Restricted Notes satisfies, each of these conditions. If you, or any other person receiving Exchange Notes in exchange for your Restricted Notes, does not satisfy any of these conditions and you, or any other person receiving Exchange Notes in exchange for your Restricted Notes, transfers any Exchange Note without delivering a proper prospectus or without qualifying for a registration exemption, you or the other person may incur liability under the Securities Act. Moreover, our belief that transfers of Exchange Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our Exchange Offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to participate in the Exchange Offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

For more information, see “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes” and “The Exchange Offer — Consequences of Exchanging Restricted Notes.”

Procedures for Tendering the Restricted Notes	A tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address listed in this prospectus;

• if Restricted Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit: (i) a letter of transmittal (along with all other documents required by the letter of transmittal); or (ii) an agent’s message, in each case, to the Exchange agent at the address listed in this prospectus; or

• a notice of guaranteed delivery.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of Restricted Notes that are registered in the name of your broker-dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. See “The Exchange Offer — Procedures for Tendering.”

Exchange Agent	U.S. Bank National Association has been appointed Exchange Agent for the Exchange Offer. See “The Exchange Offer — Exchange Agent.”

Broker-Dealers	Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• also must be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes that were received by the broker-dealer as a result of market-making or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any resale for a period of 270 days after the consummation of the Exchange Offer. See “Plan of Distribution.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Consequences of Failure to Exchange the Restricted Notes	If you do not exchange your Restricted Notes in the Exchange Offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only if they are:

• registered under the Securities Act and applicable state securities laws;

• offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We currently do not intend to register the Restricted Notes under the Securities Act. If you do not participate in the Exchange Offer and other holders’ Restricted Notes are accepted for exchange, the trading market, if any, for the Restricted Notes would be affected adversely due to a reduction in market liquidity. After the Exchange Offer is completed, you will not be entitled to any exchange or registration rights with respect to your Restricted Notes, except under limited circumstances. Under certain circumstances, certain holders of Restricted Notes (including certain holders who are not permitted to participate in the Exchange Offer or who do not receive freely tradeable Exchange Notes in the Exchange Offer) may require us to file and cause to become effective a shelf registration statement that would cover resales of Restricted Notes by those holders. See “The Exchange Offer — Consequences of Failure to Exchange the Restricted Notes” and “Description of Exchange Notes — Exchange Offer; Registration Rights.”

Registration Rights Agreement	When we issued the Restricted Notes on March 21, 2007, we entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to:

• file a registration statement with the SEC with respect to the Exchange Offer on or prior to the day that is 90 days after March 21, 2007;

• use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 210 days after March 21, 2007;

• consummate the Exchange Offer within 270 days after March 21, 2007; and

• file a shelf registration statement under certain circumstances.

If we fail to comply with these obligations under the registration rights agreement, we will be required to pay special interest to the holders of the Restricted Notes. See “The Exchange Offer — Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes.”

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations.”

Summary Description of the Exchange Notes

The following summary describes the principal terms of the Exchange Notes and is not intended to be complete. It does not contain all the information that may be important to you. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	General Cable Corporation.

Notes Offered	$125.0 million in aggregate principal amount of Senior Floating Rate Notes due 2015.

$200.0 million in aggregate principal amount of 7.125% Senior Fixed Rate Notes due 2017.

Maturity Date	April 1, 2015 for the Senior Floating Rate Notes.

April 1, 2017 for the Senior Fixed Rate Notes.

Interest:

Senior Floating Rate Notes	Applicable LIBOR Rate (as defined) plus 237.5 basis points per year, payable quarterly in arrears in cash on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2007.

Senior Fixed Rate Notes	7.125% per year, payable semi-annually in arrears in cash on April 1 and October 1 of each year, beginning October 1, 2007.

Guarantees	Each of our existing and future domestic subsidiaries that is a guarantor or borrower under any U.S. senior secured credit facility will jointly and severally guarantee the Exchange Notes on an unsecured senior basis. Future domestic subsidiaries also may be required to guarantee the Exchange Notes on an unsecured senior basis. Our foreign subsidiaries will not guarantee the Exchange Notes.

Our non-guarantor subsidiaries generated approximately 56.1% of our consolidated net sales, 55.1% of our consolidated operating income and 100% of our positive consolidated cash flow from operating activities for the three month period ended March 30, 2007 and held approximately 59.2% of our total consolidated assets as of March 30, 2007. As of March 30, 2007 our non-guarantor subsidiaries had $77.1 million of indebtedness outstanding and $215.9 million outstanding under foreign accounts payable arrangements.

Ranking	The Exchange Notes and the related guarantees will be our and the guarantors’ unsecured senior obligations and will:

• rank equally in right of payment with all of our existing and future unsecured senior indebtedness;

• be senior in right of payment to any of our future senior subordinated and subordinated indebtedness;

• be effectively subordinated to all of our existing and any future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing such debt; and

• be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Exchange Notes.

As of March 30, 2007, we had $775.3 million of total debt outstanding, of which $53.2 million was secured debt, and we had approximately $252.1 million of borrowing capacity available under our senior secured credit facility, subject to certain conditions.

Optional Redemption:

Senior Floating Rate Notes	We may redeem the Floating Rate Notes, in whole or in part, at any time on or after April 1, 2009 at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2009, we may redeem the Floating Rate Notes, in whole or in part, at a price equal to 100% of the principal amount of the Floating Rate Notes, plus a make-whole premium and accrued and unpaid interest to the redemption date, as described in this prospectus. Additionally, before April 1, 2009, we may redeem up to 35% of the aggregate principal amount of the Floating Rate Notes with the net proceeds of certain equity offerings at the redemption prices set forth in this prospectus. See “Description of Exchange Notes — Optional Redemption — Floating Rate Exchange Notes.”

Senior Fixed Rate Notes	We may redeem the Fixed Rate Notes, in whole or in part, at any time on or after April 1, 2012 at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2012, we may redeem the Fixed Rate Notes, in whole or in part, at a price equal to 100% of the principal amount of the Fixed Rate Notes plus a make-whole premium and accrued and unpaid interest to the redemption date, as described in this prospectus. Additionally, before April 1, 2010 we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes with the net proceeds of certain equity offerings at the redemption prices set forth in this prospectus. See “Description of Exchange Notes — Optional Redemption — Fixed Rate Exchange Notes.”

Change of Control	Upon certain change of control events, each holder of Exchange Notes may require us to purchase all or a portion of the holder’s Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the purchase date. See “Description of Exchange Notes — Repurchase at the Option of the Holders — Change of Control.”

Restrictive Covenants	The indenture governing the Exchange Notes will contain covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:

• pay dividends on, redeem or repurchase our capital stock;

• incur additional indebtedness;

• make investments;

• create liens;

• sell assets;

• engage in certain transactions with affiliates;

• create or designate unrestricted subsidiaries; and

• consolidate, merge or transfer all or substantially all assets.

These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes — Certain Covenants.”

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, referred to as DTC in this prospectus, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Exchange Notes — Book-Entry; Delivery and Form.”

Trading	The Exchange Notes will not be listed on any securities exchange or quoted through any automated quotation system. The Exchange Notes will be new securities for which currently there is no public market.

Certain U.S. Federal Income Tax Considerations

See “Certain U.S. Federal Income Tax Considerations” for a discussion of the tax considerations applicable to the exchange of the Exchange Notes for your Restricted Notes.

Risk Factors

See “Risk Factors” beginning on page 15 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to tender your Restricted Notes in the Exchange Offer.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected summary consolidated financial information for the years ended and as of December 31, 2002, 2003, 2004, 2005 and 2006 were derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected summary consolidated financial information for the three-fiscal months ended March 31, 2006 and March 30, 2007 were derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. The following summary financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2007. The historical financial information presented below may not be indicative of our future performance.

						Three Fiscal Months Ended
	Year Ended December 31,					March 31,	March 30,
	2002	2003	2004	2005(1)	2006	2006	2007
			(In millions)			(Unaudited)	(Unaudited)

Statement of Operations Information:
Net sales	$1,453.9	$1,538.4	$1,970.7	$2,380.8	$3,665.1	$804.3	$1,009.2
Cost of sales	1,287.3	1,365.0	1,756.0	2,110.1	3,194.1	706.7	849.4

Gross profit	166.6	173.4	214.7	270.7	471.0	97.6	159.8
Selling, general and administrative expenses	150.9	127.7	158.2	172.2	235.1	55.4	68.7

Operating income	15.7	45.7	56.5	98.5	235.9	42.2	91.1
Other income (expense)	—	1.5	(1.2)	(0.5)	(0.1)	0.8	—
Interest expense, net	(42.6)	(43.1)	(35.9)	(37.0)	(35.6)	(9.6)	(5.9)
Other financial costs/Loss on extinguishment of debt	(1.1)	(6.0)	—	—	—	—	(25.1)

Income (loss) from continuing operations before taxes	(28.0)	(1.9)	19.4	61.0	200.2	33.4	60.1
Income tax benefit (provision)	9.9	(2.9)	18.1	(21.8)	(64.9)	(12.0)	(22.2)

Income (loss) from continuing operations	(18.1)	(4.8)	37.5	39.2	135.3	21.4	37.9
Income (loss) on disposal of discontinued operations	(5.9)	—	0.4	—	—	—	—

Net income (loss)	$(24.0)	$(4.8)	$37.9	$39.2	$135.3	$21.4	$37.9
Less: Series A preferred stock dividends	—	(0.6)	(6.0)	(22.0)	(0.3)	(0.1)	(0.1)

Net income (loss) applicable to common shareholders	$(24.0)	$(5.4)	$31.9	$17.2	$135.0	$21.3	$37.8

						Three Fiscal
						Months Ended
	Year Ended December 31,					March 31,	March 30,
	2002	2003	2004	2005(1)	2006	2006	2007
			(In millions)			(Unaudited)	(Unaudited)

Per Share Data:
(in millions, except per share data)
Earnings (loss) of continuing operations per common share — basic	$(0.55)	$(0.16)	$0.81	$0.42	$2.70	$0.43	$0.74
Earnings (loss) of continuing operations per common share — assuming dilution	$(0.55)	$(0.16)	$0.75	$0.41	$2.60	$0.41	$0.71
Earnings (loss) of discontinued operations per common share — basic	$(0.18)	—	$0.01	—	—	—	—
Earnings (loss) of discontinued operations per common share — assuming dilution	$(0.18)	—	$0.01	—	—	—	—
Earnings (loss) per common share — basic	$(0.73)	$(0.16)	$0.82	$0.42	$2.70	$0.43	$0.74
Earnings (loss) per common share assuming dilution	$(0.73)	$(0.16)	$0.75	$0.41	$2.60	$0.41	$0.71
Weighted average shares outstanding — basic	33.0	33.6	39.0	41.1	50.0	50.0	51.1
Weighted average shares outstanding — assuming dilution	33.0	33.6	50.3	41.9	52.0	51.6	53.1
Dividends per common share	$0.15	—	—	—	—	—	—

						Three Fiscal Months Ended
	Year Ended December 31,					March 31,	March 30,
	2002	2003	2004	2005(1)	2006	2006	2007
	(In millions)					(Unaudited)	(Unaudited)

Balance Sheet Information:
Cash and cash equivalents	$29.1	$25.1	$36.4	$72.2	$310.5	$63.0	$299.0
Working capital(2)	$150.8	$236.6	$298.0	$378.6	$739.1	$439.6	$846.9
Property, plant and equipment, net	$323.3	$333.3	$356.0	$366.4	$416.7	$367.9	$426.5
Total assets	$973.3	$1,049.5	$1,239.3	$1,523.2	$2,218.7	$1,630.0	$2,331.3
Total debt	$451.9	$340.4	$374.9	$451.6	$740.6	$472.3	$775.3
Net debt(3)	$422.8	$315.3	$338.5	$379.4	$430.1	$409.3	$476.3
Shareholders’ equity	$60.9	$240.1	$301.4	$293.3	$434.4	$328.7	$469.8

									Three Fiscal Months Ended
	Year Ended December 31,								March 31,		March 30,
	2002	2003	2004		2005(1)		2006		2006		2007
	(In millions, except ratio and metal price data)								(Unaudited)		(Unaudited)

Other Information:
Cash flows of operating activities(4)	$57.3	$(14.5)	$12.5		$121.0		$94.0		$(30.2)		$(0.3)
Cash flows of investing activities	$(30.0)	$(19.7)	$(36.3)		$(130.5)		$(95.8)		$(8.4)		$(23.4)
Cash flows of financing activities	$(16.2)	$27.2	$28.8		$52.5		$234.7		$29.1		$11.9
Ratio of earnings to fixed charges(5)	—	—	1.2	x	1.4	x	5.7	x	4.0	x	7.2	x
Average daily COMEX price per pound of copper cathode	$0.72	$0.81	$1.29		$1.68		$3.09		$2.25		$2.70
Average daily selling price per pound of aluminum rod	$0.65	$0.69	$0.85		$0.92		$1.22		$1.15		$1.30

(1)	This period includes the preliminary opening balance sheet as of December 31, 2005 for Silec (the wire and cable business of SAFRAN SA) and Beru S.A., which were acquired in 2005. Due to the purchase dates, the effects of the acquisitions on the statement of operations information were not material for the year ended December 31, 2005.

(2)	Working capital means current assets less current liabilities.

(3)	Net debt means our total debt less cash and cash equivalents.

(4)	For the three months ending March 30, 2007, the Company’s operating cash flows were increased by $25.1 million from a pre-tax loss on the extinguishment of debt, consisting of $20.5 million for the inducement premium, and related fees and expenses; and the write-off of approximately $4.6 million in unamortized fees and expenses related to the 9.5% senior notes.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

RISK FACTORS

Any investment in our Exchange Notes involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to tender your Restricted Notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the Exchange Notes could decline, and you may lose all or part of your investment in the Exchange Notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Notes and the Offering

Our substantial indebtedness could adversely affect our business and financial condition and could prevent us from fulfilling our obligations under the notes or our other indebtedness.

We now have, and after giving effect to the repurchase of the 9.5% senior notes continue to have, a significant amount of debt. As of March 30, 2007, we had $775.3 million of debt outstanding, $53.2 million of which was secured indebtedness, and had $252.1 million of additional borrowing capacity available under our senior secured credit facility, $33.4 million of additional borrowing capacity under our Spanish subsidiary’s revolving credit facility, and approximately $6.5 million of additional borrowing capacity under agreements related to ECN Cable, subject to certain conditions. As of December 31, 2006, we had $285.0 million of our 9.5% senior notes outstanding, all but $4.9 million of which was repurchased by us in March and April 2007. As of March 30, 2007 we had $355.0 million in 0.875% unsecured convertible notes due 2013 outstanding, referred to as our 0.875% convertible notes in this prospectus. Subject to the terms of the senior secured credit facility, our Spanish subsidiary’s secured term loan and the supplemental indenture governing our 9.5% senior notes and the indenture governing our 0.875% convertible notes, we also may incur additional indebtedness, including secured debt, in the future.

The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing, which may be influenced by economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our indebtedness also could adversely affect our financial position.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the 0.875% convertible notes are converted. We will be required to pay to the holder of a 0.875% convertible note a cash payment equal to the lesser of the principal amount of the note being converted or the conversion value of such note. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the 0.875% convertible notes upon conversion. A failure to pay the required cash consideration would be an event of default under the indenture governing the 0.875% convertible notes, which could lead to cross-defaults under our other indebtedness.

In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries. Additionally, these lenders have a lien on substantially all of our domestic assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our senior secured credit facility, the lenders with respect to this facility would be entitled to foreclose on substantially all of our domestic assets and to liquidate these assets.

Our substantial indebtedness could have important consequences to holders of the Exchange Notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our obligations under our other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

A substantial amount of our debt will come due prior to the final maturity date of the Exchange Notes, which we will be required to repay or refinance. Our 9.5% senior notes, our 0.875% convertible notes, amounts outstanding from time to time under our senior secured credit facility, indebtedness incurred under our Spanish subsidiary’s credit facilities and other present and future indebtedness will mature prior to the maturity date of the Exchange Notes and will be payable in cash. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date.

In addition to our current level of indebtedness, we still may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our indebtedness.

Although we now have a significant amount of debt, we may be able to incur substantially more debt in the future. Our senior secured credit facility contains, and the indenture governing the Exchange Notes will contain, restrictions on the incurrence of additional debt. These restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify.

The Exchange Notes are unsecured and effectively subordinated to our secured indebtedness.

As of March 30, 2007, we had $53.2 million in secured debt outstanding, and the ability to incur up to $252.1 million of additional secured debt under our senior secured credit facility. Our senior secured credit facility is presently secured by substantially all of our and our U.S. subsidiary guarantors’ assets. Our Spanish secured term loan and other European secured credit facilities are presently secured by a portion of the assets of our European subsidiaries. Secured indebtedness effectively ranks senior to the Exchange Notes to the extent of the value of the assets securing such indebtedness. If we default on the Exchange Notes, become bankrupt, liquidate, restructure or reorganize, it would result in a default under our senior secured credit facility, which in turn would result in a default under our Spanish subsidiary’s credit facilities, and our secured creditors could use collateral securing such debt to satisfy our obligations before you would receive any payment on the Exchange Notes. If the value of our collateral is insufficient to pay all of our secured indebtedness, our secured creditors would share equally in the value of our other assets, if any, with you and any other creditors.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the Exchange Notes, to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided by our senior secured credit facility, our European subsidiaries’ credit facilities, the Restricted Notes and available cash, will be sufficient to fund our operations and commitments for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness (including the Exchange Notes) on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our ability to pay principal and interest on the Exchange Notes depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries that do not guarantee the Exchange Notes will have priority over claims you may have with respect to the assets and earnings of those subsidiaries.

We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the Exchange Notes when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries.

In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these subsidiaries. Only our domestic subsidiaries will be guarantors of the Exchange Notes. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the Exchange Notes will not receive any amounts from our non-guarantor subsidiaries with respect to the Exchange Notes until after the payment in full of the claims of the creditors of these subsidiaries. Our non-guarantor subsidiaries generated approximately 56.1% of our consolidated net sales, 55.1% of our consolidated operating income and 100% of our positive consolidated cash flow from operating activities for the three month period ended March 30, 2007 and held approximately 59.2% of our total consolidated assets as of March 30, 2007. As of March 30, 2007, those subsidiaries had $77.1 million of indebtedness outstanding.

The agreements that govern our secured indebtedness and the Exchange Notes contain various covenants that limit our discretion in the operation of our business.

The agreements and instruments that govern our secured indebtedness and the Exchange Notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments and payments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios required by our secured indebtedness. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under, a substantial portion of our debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the Exchange Notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the Exchange Notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Exchange Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of Exchange Notes.

Certain portions of our debt contain prepayment or acceleration rights at the election of the holders upon a covenant default or change of control, which acceleration rights, if exercised, could constitute an event of default under other portions of our debt, including the Exchange Notes. It is possible that we would be unable to fulfill all of these obligations, including making payments on the Exchange Notes, simultaneously.

If we fail to meet our payment or other obligations under our secured indebtedness, the lenders under this indebtedness could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries. Additionally, these lenders have a lien on substantially all of our domestic assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. We also have incurred secured debt in connection with some of our European operations. The lenders under these European secured credit facilities also have liens on assets of certain of our European subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under any of our secured indebtedness, the lenders under the applicable credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay our obligations under the Exchange Notes. As a result, you may lose a portion of or the entire value of your investment in the Exchange Notes.

We may be unable to purchase the Exchange Notes upon a change of control, which would cause defaults under the Exchange Notes and our other debt agreements.

Holders of the Exchange Notes may require us to repurchase for cash all or a portion of the Exchange Notes following the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the Exchange Notes, plus accrued interest to the date of the purchase. See “Description of Exchange Notes — Repurchase at the Option of the Holders — Change of Control.” In addition, the indenture governing our 0.875% convertible notes requires us to repurchase those notes in the event of a change in control at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to, but excluding, the date of purchase.

We are limited by our credit facilities, and may be prohibited under future financing agreements, from purchasing any Exchange Notes or 0.875% convertible notes prior to their stated maturity. In such circumstances, we will be required to repay or obtain the requisite consent from the affected lenders to permit the repurchase of the

Exchange Notes or 0.875% convertible notes. If we are unable to repay all of such debt or are unable to obtain the necessary consents, we will be unable to offer to repurchase these series of notes, which would constitute an event of default under the indenture governing each series of notes, which in turn would constitute a default under our credit agreements and our other existing financing arrangements, and could constitute a default under the terms of any future debt that we may incur. In addition, we may not have sufficient funds available at the time we are required to repurchase the Exchange Notes.

A downgrade in our financial strength or credit ratings could limit our ability to conduct our business or offer and sell additional debt securities, and could hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our debt, including the Exchange Notes. Ratings are not recommendations to buy or sell our securities. We may in the future incur indebtedness with interest rates that may be affected by changes in our credit ratings. Each of the rating agencies reviews its ratings periodically, and previous ratings for our debt may not be maintained in the future. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult for us to raise capital to refinance any maturing debt obligations, to support business growth and to maintain or improve the current financial strength of our business and operations.

Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.

Fraudulent conveyance laws permit a court to void or nullify the guarantees of the Exchange Notes by our subsidiaries if the court determines that such guarantees were made by a fraudulent conveyance. Generally, if a court were to find that:

•	the debtor incurred the challenged obligation with the actual intent of hindering, delaying or defrauding present or future creditors; or

•	the debtor received less than reasonably equivalent value or fair consideration for incurring the challenged obligation and was insolvent or was rendered insolvent by reason of incurring the challenged obligation; or

•	engaged or was about to engage in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

the court could, subject to applicable statutes of limitations, avoid the challenged obligation in whole or in part. The court also could subordinate claims with respect to the challenged obligation to all other debts of the debtor. The court’s determination as to whether the above is true at any relevant time will vary depending upon the factual findings and law applied in any such proceeding.

Generally, a debtor will be considered insolvent if:

•	the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

•	if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become fixed in amount and nature.

Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

A court could void our subsidiaries’ guarantees of the Exchange Notes under state fraudulent transfer laws. Although the guarantees provide you with a direct claim against the assets of our subsidiaries under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. If a court voided the guarantee of the

Exchange Notes by a subsidiary as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of Exchange Notes, you no longer would have a claim as a creditor against the assets of that subsidiary.

Any fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and an alteration in the manner in which that business is managed. As a result, our ability to meet our obligations under the Exchange Notes or in connection with our other debt may be adversely affected.

There is no established trading market for the Exchange Notes and holders of the Exchange Notes may be unable to resell the Exchange Notes for an extended period of time.

There is no existing trading market for the Exchange Notes. We cannot assure you that an active trading market will develop for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange. Although we are obligated, subject to some exceptions, to seek to exchange the Restricted Notes for Exchange Notes, we may not be able to do so. See the description of the proposed Exchange Offer under “Description of Exchange Notes — Exchange Offer; Registration Rights.” Whether or not the Restricted Notes are exchanged for Exchange Notes in the Exchange Offer, an active market for the Exchange Notes may not develop. If a market for the Exchange Notes does not develop, you may not be able to resell your Exchange Notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the Exchange Notes as collateral for loans. Moreover, if markets for the Exchange Notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the Exchange Notes can be sold at a price equal to or greater than their initial offering price. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the Exchange Notes. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance and our ability to effect the Exchange Offer, the Exchange Notes could trade at a price lower than their initial offering price.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes that you do not exchange as the Restricted Notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

If a large number of Restricted Notes are exchanged for Exchange Notes issued in the Exchange Offer, it may be difficult for holders of Restricted Notes that are not exchanged in the Exchange Offer to sell the Restricted Notes because those Restricted Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or applicable state laws. In addition, if there are only a small number of Restricted Notes outstanding, there may not be a liquid market in those Restricted Notes. See “The Exchange Offer — Consequences of Exchanging Restricted Notes” and “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes.”

In addition, if you do not tender your Restricted Notes or if we do not accept some Restricted Notes, those notes will continue to be subject to the transfer and exchange provisions of the original indenture and the existing transfer restrictions of the Restricted Notes that are described in the legend on the Restricted Notes and in the offering circular related to the Restricted Notes.

Late deliveries of Restricted Notes or any other failure to comply with the Exchange Offer procedures could prevent a holder from exchanging its Restricted Notes.

Noteholders are responsible for complying with all Exchange Offer procedures. The issuance of Exchange Notes in exchange for Restricted Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Restricted Notes that wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the Exchange Agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you do not exchange your Restricted Notes in the Exchange Offer, you will no longer be entitled to an increase in interest payments on Restricted Notes that the indenture provides for if we fail to complete the Exchange Offer.

Once the Exchange Offer has been completed, holders of outstanding Restricted Notes will not be entitled to any increase in the interest rate on the Restricted Notes that the original indenture provides for if we fail to complete the Exchange Offer. Holders of Restricted Notes will not have any further rights to have the Restricted Notes registered, except in limited circumstances, once the Exchange Offer is completed.

If you exchange your Restricted Notes, you may not be able to resell the Exchange Notes you receive in the Exchange Offer without registering them and delivering a prospectus.

If you exchange your Restricted Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on interpretations by the SEC in no-action letters, we believe, with respect to Exchange Notes issued in the Exchange Offer, that:

•	holders that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act;

•	holders that acquire the Exchange Notes in the ordinary course of business; and

•	holders that do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must represent to us that they meet these criteria. Holders that do not meet these criteria cannot rely on interpretations of the SEC in no-action letters, and will have to register the Exchange Notes received in the Exchange Offer and deliver a prospectus in connection with resales of the Exchange Notes or resell the Exchange Notes in transactions exempt from the registration requirements of the Securities Act. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired the Restricted Notes in market-making or other trading activities and must deliver a prospectus when they resell the Exchange Notes acquired in the Exchange Offer in order not to be deemed an underwriter. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell the Exchange Notes.

You should review the more detailed discussion in “The Exchange Offer — Procedures for Tendering,” “The Exchange Offer — Consequences of Exchanging Restricted Notes” and “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes.”

Risks Related to our Other Indebtedness

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the 0.875% convertible notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the 0.875% convertible notes are converted. Upon conversion of the 0.875% convertible notes, we will be required to pay to the holder of such notes a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the 0.875% convertible notes upon conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our credit facilities or raise additional funds through other debt or equity financing. Our ability to borrow the necessary funds under our various credit facilities will be subject to our ability to remain in compliance with the terms of those facilities and to have borrowing availability thereunder. In addition, our ability to raise any additional financing, if necessary, will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any future debt may prohibit us from making these cash payments upon conversion of the 0.875% convertible notes or may restrict our ability to make such payments by requiring that we satisfy certain covenants relating to the making of restricted payments.

We obtained the consent of the lenders under our existing senior secured credit facility to make cash payments upon conversion of the 0.875% convertible notes. However, such consent is subject to certain conditions, including our continued compliance with the covenants under the senior secured credit facility. If we fail to comply with these conditions, we would not be permitted to pay the cash portion of the required consideration upon any conversion of the notes, and any such payments would constitute an event of default under the senior secured credit facility. A failure to pay the required cash consideration would be an event of default under the indenture governing the 0.875% convertible notes, which could lead to cross-defaults under our other indebtedness.

Risks Related to our Business

Our net sales, net income and growth depend largely on the economic strength of the geographic markets that we serve, and if these markets become weaker, we could suffer decreased sales and net income.

Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on power transmission and distribution infrastructures, industrial manufacturing assets, new construction and building, information technology and maintaining or reconfiguring their communications networks. In the early 2000’s, many companies significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results declined significantly in those years. Beginning in 2004 and continuing through 2005 and 2006, we have seen an improvement in these markets; however, if they were to weaken, we could suffer decreased sales and net income.

The markets for our products are highly competitive, and if we fail to invest in product development, productivity improvements and customer service and support, the sale of our products could be adversely affected.

The markets for copper, aluminum and fiber optic wire and cable products are highly competitive, and some of our competitors may have greater financial resources than ours. We compete with at least one major competitor with respect to each of our business segments. Many of our products are made to common specifications and therefore may be fungible with competitors’ products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

We believe that competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of products competitive with our products could adversely affect our sales.

Our business is subject to the economic, political and other risks of maintaining facilities and selling products in foreign countries.

For the three month period ended March 30, 2007, approximately 46% of our sales and approximately 49% of our assets were in markets outside North America. Our operations outside North America generated 100% of our positive cash flows from operations during this period. Our financial results may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies may adversely affect our cash flows. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations, adverse foreign tax laws and the threat posed by potential international disease pandemics in countries that do not have the resources necessary to deal with such outbreaks. Over time, we intend to continue to expand our foreign operations, which would serve to exacerbate these risks and their potential effect on our business, financial position and results of operations.

Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.

The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the years. Volatility in the price of copper, aluminum, polyethylene, petrochemicals, and other raw materials, as well as fuel, natural gas and energy, will in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Although we attempt to recover copper and other raw material price changes in the selling price of our products, there is no assurance that we can do so successfully or at all in the future.

Interruptions of supplies from our key suppliers may affect our results of operations and financial performance.

Interruptions of supplies from our key suppliers, including as a result of catastrophes such as hurricanes, earthquakes, floods or terrorist activities, could disrupt production or impact our ability to increase production and sales. All copper and aluminum rod used in our North American operations is externally sourced, and our largest supplier of copper rod accounted for approximately 67% of our North American purchases in 2006 and 81% for the three month period ended March 30, 2007 while our largest supplier of aluminum rod accounted for approximately 90% of our North American purchases in 2006 and 81% for the three month period ended March 30, 2007. Any unanticipated problems with our copper or aluminum rod suppliers could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail to continue the supply of material or components for any reason, including their business failure, inability to obtain raw materials or financial difficulties. Moreover, identifying and accessing alternative sources may increase our costs.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

As of March 30, 2007, approximately 61% of our employees were represented by various labor unions. During the five calendar years ended December 31, 2006, we have experienced only three strikes, which were settled on satisfactory terms. There were no strikes during 2006 or through March 30, 2007.

We are party to labor agreements with unions that represent employees at many of our manufacturing facilities. In the U.S. and Canada, labor agreements, consisting of two separate contracts, expired at one facility in 2006 and were successfully renegotiated. Labor agreements will expire at two facilities in 2007 and at one facility in 2008 in each of the U.S. and Canada. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could, in turn, adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.

Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Our decreased utilization rates from 2002 to 2004 adversely impacted productivity. However, we have experienced an increase in utilization rates during 2005 and most of 2006.

Changes in industry standards and regulatory requirements may adversely affect our business.

As a manufacturer and distributor of wire and cable products for customers that operate in various industries, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association, the International Electrotechnical Commission and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event that we are unable to meet any such new or modified standards when adopted, our business could be adversely affected.

In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. In August 2005, President George W. Bush signed into law the Energy Policy Act of 2005. This law was enacted to establish a comprehensive, long-range national energy policy. Among other things, it provides tax credits and other incentives for the production of traditional sources of energy, as well as alternative energy sources, such as wind, wave, tidal and geothermal power generation systems. Although we believe this legislation is currently having a positive impact on us and our financial results, we cannot be certain that this impact will continue at this level over time or at all. We also cannot predict the impact, either positive or negative, that changes in laws or industry standards that may be adopted in the future could have on our financial results, cash flows or financial position.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive.

Technological developments could have a material adverse effect on our business. For example, a significant increase in the rate of installations using fiber optic systems or an increase in the cost of copper-based systems would have a material adverse effect on our business. While we do manufacture and sell fiber optic cables, any acceleration in the erosion of our sales of copper cables due to increased market demand for fiber optic cables would most likely not be offset by an increase in sales of our fiber optic cables.

Also, advancing wireless technologies, as they relate to network and communications systems, represent an alternative to certain copper cables we manufacture and may reduce customer demand for premise wiring. Traditional telephone companies are facing increasing competition within their respective territories from, among others, providers of voice over Internet protocol (“VoIP”) and wireless carriers. Wireless communications depend heavily on a fiber optic backbone and do not depend as much on copper-based systems. An increase in the acceptance and use of VoIP and wireless technology, or introduction of new wireless or fiber-optic based technologies, may have a material adverse effect on the marketability of our products and our profitability. Our sales of copper premise cables currently face competitive pressure from wireless and VoIP technology, and a significant increase in the acceptance and use of these technologies would increase this pressure and the negative impact it may have on our results of operations.

We are substantially dependent upon distributors and retailers for non-exclusive sales of our products and they could cease purchasing our products at any time.

During 2005, 2006 and for the three month period ended March 30, 2007, approximately 39%, 34%, and 33%, respectively, of our domestic net sales were made to independent distributors and four of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications and industrial related products. During 2005, 2006, and the three month period ended March 30, 2007 approximately 11%, 10%, and 10%, respectively, of our domestic net sales were to retailers, and the two largest retailers, The Home Depot and AutoZone, accounted for approximately 3% and 2%, respectively, of our worldwide net sales in 2005, 2% and 1%, respectively, of such sales in 2006 and 2% and 1%, respectively, of such sales for the three month period ended March 30, 2007.

These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

In each of our markets, we face pricing pressures that could adversely affect our results of operations and financial performance.

We face pricing pressures in each of our markets as a result of significant competition or over-capacity, and price levels for most of our products declined from 2002 through early 2004. While we continually work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and economic and industry downturn in the communications and industrial markets in particular, pricing pressures increased in 2002 and 2003, and continued into 2004. While we generally have been successful in raising prices to recover increased raw material costs since the second quarter of 2004, raw material price volatility continued through 2005, 2006, and the first three months of 2007 and, therefore, selling price volatility is expected for the foreseeable future. Further pricing pressures, without offsetting cost reductions, would adversely affect our financial results.

If either our uncommitted accounts payable confirming arrangement or our accounts receivable financing arrangement for our European operations is cancelled, our liquidity will be negatively impacted.

Our Spanish operations participate in accounts payable confirming arrangements with several European financial institutions. Our operations negotiate payment terms with suppliers of generally 180 days and submit invoices to the financial institutions with instructions for the financial institutions to transfer funds from our Spanish operations’ accounts on the due date (on day 180) to the receiving parties to pay the invoices in full. At March 30, 2007, the arrangements had a maximum availability limit of the equivalent of approximately $283.2 million, of which approximately $215.9 million was drawn. We also have approximately $71.9 million available under uncommitted, Euro-denominated facilities in Europe, which allow us to sell at a discount, with no or limited recourse, a portion of our accounts receivable to financial institutions. As of March 30, 2007, we have drawn approximately $7.8 million from these accounts receivable facilities. We do not have firm commitments from these institutions to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we would be required to repay the outstanding obligations over 180 days and seek alternative arrangements. We cannot assure you that alternate arrangements will be available on favorable terms or at all. Failure to obtain alternative arrangements in such case would negatively impact our liquidity.

As a result of market and industry conditions, we may need to close additional plants and reduce our recorded inventory values, which would result in charges against income.

During 2004, we closed two North American Electrical Infrastructure manufacturing locations, realigned production lines and refocused operations at another North American Electrical Infrastructure manufacturing location and ceased operations at our copper rod mill. We incurred net charges of $7.4 million ($4.7 million of which were cash) in 2004 related to these manufacturing plants and a net gain of $0.3 million related to the rod mill, all of which are now completely closed.

In 2005, we closed our telecommunications manufacturing plant located in Bonham, Texas. At that time, we also closed our fiber optic military and premise cable manufacturing plant located in Dayville, Connecticut, and relocated production from this plant to our acquired facility in Franklin, Massachusetts, which produces copper as well as some fiber optic communications products. Total costs recorded during 2005 with respect to these closures were $18.6 million (of which approximately $7.5 million were cash payments), including a $(0.5) million gain from the sale of a previously closed manufacturing plant. We continuously evaluate our ability to more efficiently utilize existing manufacturing capacity which may require additional future charges.

As a result of volatile copper prices, the replacement cost of our copper inventory exceeded its historic LIFO cost by approximately $167 million, $107 million and $38 million at December 31, 2006, 2005 and 2004, respectively and by $204 million at March 30, 2007. If we are not able to recover the LIFO value of our inventory in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize on our income statement an adjustment of LIFO inventory to market value. During 2004, we increased inventory quantities and therefore there was not a liquidation of LIFO inventory impact in this period. During 2005, we reduced our copper inventory quantities in North America which resulted in a $1.1 million gain since LIFO inventory quantities were reduced in a period when replacement costs where higher than the LIFO value of the inventory. During 2006, we increased inventory quantities and therefore there was not a liquidation of LIFO inventory impact in this period. If LIFO inventory quantities are reduced in a future period when replacement costs exceed the LIFO value of the inventory, we would experience an increase in reported earnings. Conversely, if LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

We are subject to certain asbestos litigation and unexpected judgments or settlements that could have a material adverse effect on our financial results.

There are approximately 1,400 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in approximately 33,400 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We cannot assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may be financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.

Environmental liabilities could potentially adversely impact us and our affiliates.

We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates’ current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

Growth through acquisition has been a significant part of our strategy and we may not be able to successfully identify, finance or integrate acquisitions.

Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. Transactions completed in 2007 include the following:

•	The acquisition of Jiangyin Huaming Specialty Cable Co. Ltd., a manufacturer of specialty automotive and industrial cable products based in Jiangsu province of the Republic of China;

•	The formation of a joint venture with the Plaza Cable Group, a manufacturer of low and medium voltage energy and construction cables based in New Delhi, India; and

•	The acquisition of Norddeutsche Seekabelwerke GmbH & Co. KG (NSW), a complete solutions provider for submarine cable systems including manufacturing, engineering, seabed mapping, project management and installation based in Nordenham, Germany.

Transactions completed during the 2006 and 2005 fiscal years included the following:

•	The acquisition of E.C.N. Cable Group, S.L. (ECN Cable), a manufacturer of aluminum energy and power cables and bimetallic products based in Vitoria, Spain;

•	The acquisition of the Mexican ignition wire set business of Beru AG based in Cuernavaca, Mexico; and

•	The acquisition of Silec Cable, S.A.S. (Silec), a manufacturer of high and extra high voltage cables for the energy exploration, production, transmission and distribution markets based in Montereau, France.

We regularly evaluate possible acquisition candidates. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. The issuance of shares of our common or preferred stock in connection with potential acquisitions may dilute the value of shares held by our then existing equity holders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

Terrorist attacks and other attacks or acts of war may adversely affect the markets in which we operate and our profitability.

The attacks of September 11, 2001 and subsequent events, including the military actions in Afghanistan, Iraq and elsewhere in the Middle East, have caused and may continue to cause instability in our markets and have led and may continue to lead to further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

If we fail to retain our key employees, our business may be harmed.

Our success has been largely dependent on the skills, experience and efforts of our key employees and the loss of the services of any of our executive officers or other key employees, without a properly executed transition plan, could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are hired by a competitor and are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

As of December 31, 2004 and 2006, we had material weaknesses in our internal control over financial reporting, therefore our disclosure controls and procedures were deemed ineffective.

In connection with the preparation of our 2004 Annual Report on Form 10-K, as of December 31, 2004, we concluded that control deficiencies in our internal control over financial reporting as of December 31, 2004 constituted material weaknesses within the meaning of the Public Company Accounting Oversight Board’s Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. As we disclosed in our amended 2004 Annual Report on Form 10-K that we filed with the SEC on April 29, 2005, we identified material weaknesses regarding the following:

•	Controls over access to computer applications and segregation of duties with respect to both our manual and computer-based business processes.

•	Controls over the recording of inventory shipments and revenue in the proper accounting period.

•	Controls over the recording of receiving transactions and non-purchase order based accounts payable transactions in the proper accounting period.

•	Controls over the liability estimation and accrual process, including income tax reserves.

•	Controls over finished goods inventory on consignment at customer locations.

•	The design and implementation of adequate controls to address the existence and completeness of fixed assets included in the financial statements, including returnable shipping reels, and the effectiveness of controls over recording of fixed asset acquisitions in the proper accounting period.

•	The design of adequate controls relating to the purchasing function, including review and approval of significant third-party contracts and the maintenance of vendor master files.

•	The design and implementation of adequate controls over the financial reporting and close process, including controls over non-routine transactions. These deficiencies were primarily attributable to the sufficiency of personnel with appropriate qualifications and training in certain key accounting roles in order to complete and document the monthly and quarterly financial closing process.

•	The general control environment was ineffective due to the aggregation of the material weaknesses listed above.

Throughout 2005, we implemented numerous improvements to internal control over financial reporting to address these material weaknesses. These improvements included the following:

•	We added personnel with technical accounting experience;

•	We performed a substantial amount of work on formalizing, implementing, and enforcing new and updated policies in business processes that impact financial reporting, including the compliance process;

•	We implemented increased levels of review of complex and judgmental accounting issues with a greater focus on evidentiary support for control processes;

•	We realigned job responsibilities and restricted system access, as well as adding other mitigating controls such as exception reports to eliminate segregation of duties issues;

•	We implemented enhanced shipment reporting and accounting procedures to ensure proper accounting cut-off;

•	We formalized and enhanced our monitoring of when title passes in all purchase transactions;

•	We added additional controls over accruing for non-purchase order based transactions;

•	We improved the interim and annual review and reconciliation process for certain key account balances;

•	We refined procedures over accounting for fixed assets;

•	And we implemented additional controls over the accounting for finished goods inventory on consignment at customer locations.

These improvements have been fully implemented and tested and we concluded that as of December 31, 2005, our disclosure controls and procedures were effective.

In connection with the preparation of our 2006 Annual Report on Form 10-K, as of December 31, 2006, we identified the following material weakness in our internal control over financial reporting:

Silec was acquired by us in December 2005 and was previously a division of a large French company. In connection with management’s assessment of internal control over financial reporting, management has determined that Silec did not complete implementation of adequate internal controls for the purposes of identifying, recording, and reporting Silec’s financial results of operations. Specifically, as part of the transition to us, as of December 31, 2006, Silec had not completed a migration of systems from those provided by its former parent. Management determined that the controls over granting and monitoring access to its financial reporting system were not adequate. Further, management’s testing of business process controls identified several control deficiencies, including lack of supporting documentation and lack of timely and sufficient financial statement account reconciliation and analysis. Management determined that, in the aggregate, these control deficiencies result in a more than remote likelihood that a material misstatement in the interim or annual financial statements could occur and not be prevented or detected.

Due to the material weakness discussed above, we have concluded that our internal control over financial reporting was not effective as of December 31, 2006. We have also concluded that our disclosure controls and procedures were not effective as of December 31, 2006, due solely to the material weakness related to our Silec subsidiary.

Management, with oversight from the Audit Committee, has been addressing the material weakness disclosed in the Company’s 2006 Annual Report on Form 10-K and is committed to its remediation. Management is taking the following steps to remediate this material weakness:

•	In February 2007, a significant portion of Silec’s financial systems were migrated to the Company’s existing European financial system. The majority of Silec’s remaining systems are expected to be migrated to independent systems, with appropriate controls in place, by December 31, 2007.

•	To ensure successful transition to a formal control structure and to address the internal control implementation issues, Silec has added several resources with experience operating in a Sarbanes-Oxley compliance environment to its financial reporting function including a Chief Accountant, a Director of Cost Accounting, a Treasurer and an IT Director.

Management believes the changes described above, when fully implemented, will remediate the material weakness at Silec and serve to strengthen the Company’s internal control over financial reporting. However, control weaknesses will not be considered remediated until new internal controls over financial reporting are implemented and operational for a period of time and are tested, and management and its independent registered public accounting firm conclude that these controls are operating effectively.

Although we have been successful at remediating material weaknesses in the past, a risk exists that we may not successfully remediate this material weakness and that there may be more weaknesses identified in the future.

Declining returns in the investment portfolio of our defined benefit pension plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.

Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. The use of these assumptions makes our pension expense and our cash contributions subject to year-to-year volatility. As of December 31, 2006, 2005 and 2004, the defined benefit pension plans were underfunded by approximately $35.7 million, $40.9 million, and $33.0 million, respectively, based on the actuarial methods and assumptions utilized for purposes of the applicable accounting rules and interpretations. We have experienced volatility in our pension expense and in our cash contributions to our defined benefit pension plans. Pension expense for our defined benefit pension plans increased from $4.7 million, excluding $0.7 million of curtailment expense, in 2005 to $6.3 million in 2006 and our required cash contributions decreased to $8.3 million in 2006 from $10.8 million in 2005. In the event that actual results differ from the actuarial assumptions or actuarial assumptions are changed, the funded status of our defined benefit pension plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

An ownership change could result in a limitation of the use of our net operating losses.

As of December 31, 2006, we had approximately $16.2 million of NOL carryforwards that are subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. Approximately $5.4 million of these NOL carryforwards are scheduled to expire in each of 2007, 2008 and 2009. Our ability to utilize NOL carryforwards, including any future NOL carryforwards that may arise, may be further limited by Section 382 if we undergo an ownership change as a result of the sale of our stock by holders of our equity securities or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate in effect at the time of the ownership change. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains, which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy certain obligations under the registration rights agreement we entered into with the initial purchasers of the Restricted Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes in the Exchange Offer, we will receive the Restricted Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Restricted Notes and which represent the same indebtedness). The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

The net proceeds of the issuance and sale of the Restricted Notes were approximately $318.3 million, after deducting the estimated fees and expenses associated with the issuance. A substantial portion of the net proceeds was used to repurchase and retire $280.1 million in aggregate principal amount of our 9.5% senior notes, pay $9.3 million in accrued interest on the 9.5% senior notes, and $20.5 million for tender fees and the inducement premium on the 9.5% senior notes. The remainder of the net proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 30, 2007.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

As of
March 30, 2007
(Unaudited)
(In millions)

Cash and cash equivalents	$299.0

Debt:
Senior secured credit facility(1)	—
Spanish term loan	34.3
Senior notes due 2010(2)	5.0
Senior convertible notes due 2013	355.0
Senior floating rate notes due 2015	125.0
Senior fixed rate notes due 2017	200.0
Other debt(3)	56.0

Total debt	$775.3

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized:
Series A redeemable convertible preferred stock; 2,070,000 authorized; 101,949 shares issued and outstanding	$5.1
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding shares: 52,133,939 (net of 5,041,096 treasury shares)(4)	0.6
Additional paid-in capital	251.2
Treasury stock	(55.0)
Retained earnings	257.9
Accumulated other comprehensive income	10.0

Total shareholders’ equity	469.8

Total capitalization	$1,245.1

(1)	Excludes $31.4 million of letters of credit outstanding under the senior secured credit facility. As of March 30, 2007, we have the ability to borrow up to $252.1 million under the senior secured credit facility.

(2)	On April 2, 2007 an additional $120,000 of the 9.5% senior notes were tendered. The purchase of these notes resulted in an additional pre-tax charge of $4,724 in connection with the tender offer, and the payment of $4,433 in accrued interest.

(3)	Includes $35.7 million, which is the current balance outstanding on debt assumed in connection with the acquisition of ECN Cable, $4.2 million in capital lease obligations and $16.1 million in other indebtedness.

(4)	Excludes: (a) an aggregate of 1.1 million shares of common stock issuable upon the exercise of outstanding stock options; and (b) shares of common stock that may be received upon conversion of the Series A preferred stock and the 0.875% convertible notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On March 21, 2007, we issued an aggregate principal amount of $325,000,000 of Restricted Notes in an offering under Rule 144A and Regulation S of the Securities Act that was not registered under the Securities Act. We sold the Restricted Notes to the initial purchasers under a Purchase Agreement, dated March 15, 2007, among us, the guarantors, and the initial purchasers. When we issued and sold the Restricted Notes to the initial purchasers, we entered into a registration rights agreement with the initial purchasers of those Restricted Notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Notes for the Exchange Notes that are registered under the Securities Act. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC on or before October 17, 2007 and to complete this Exchange Offer on or before December 16, 2007. The form and terms of the Exchange Notes are substantially identical to those of the Restricted Notes except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. Copies of the registration rights agreement have been filed as an exhibit to the registration statement of which this prospectus is a part and, although we believe that the summary herein of certain provisions thereof describes all material elements of the registration rights agreement, this summary may not be complete and is subject to, and is qualified in its entirety, by the registration rights agreement.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept for exchange all Restricted Notes that are validly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on [          ], 2007. However, if we have extended the period of time for which the Exchange Offer is open, the term “expiration date” means the latest time and date to which we extend the Exchange Offer.

As of the date of this prospectus, $125,000,000 in aggregate principal amount of the Floating Rate Restricted Notes is outstanding and $200,000,000 in aggregate principal amount of the Fixed Rate Restricted Notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about [          ], 2007 to all holders of Restricted Notes known to us. Our obligation to accept Restricted Notes for exchange in the Exchange Offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.” Holders of Restricted Notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the Restricted Notes in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this prospectus, and the rules and regulations of the SEC promulgated thereunder.

The Exchange Offer will be open for no less than 20 business days after the date notice of the Exchange Offer is mailed to holders. We reserve the right, at any time and from time to time, in our sole discretion, to extend the period of time during which the Exchange Offer is open. We would then delay acceptance for exchange of any Restricted Notes by giving oral or written notice of an extension and delay to the holders of Restricted Notes as described below. During any extension period, all Restricted Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the Exchange Offer. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on the business day following the initially scheduled, and any extended, expiration date.

We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under the heading “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. If we materially change the terms of the Exchange Offer, we will resolicit tenders of the Restricted Notes, file a post-effective amendment to this registration statement and provide notice to the noteholders. If the change is made less than five business days before the expiration of the Exchange Offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.

Following completion of the Exchange Offer, we may, in our sole discretion, commence one or more additional Exchange Offers to those holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in this Exchange Offer. The terms of these additional Exchange Offers may differ from those applicable to this Exchange Offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional Exchange Offers. These additional Exchange Offers may take place from time to time until all outstanding Restricted Notes have been exchanged for Exchange Notes, subject to the terms and conditions contained in the prospectus and the letter of transmittal we will distribute in connection with these additional Exchange Offers.

Procedures for Tendering

Restricted Notes tendered in the Exchange Offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000.

When a holder of Restricted Notes tenders, and we accept, Restricted Notes for exchange, a binding agreement between us and the tendering holder is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address listed below under the heading “— Exchange Agent;”

•	if Restricted Notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit either: (i) a properly completed and duly executed letter of transmittal, with any required signature guarantees and all other documents required by the letter of transmittal; or (ii) an agent’s message (as defined below) to the Exchange Agent at the address listed below under the heading “— Exchange Agent;” or

•	comply with the guaranteed delivery procedures described below.

In addition, the Exchange Agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Restricted Notes being tendered into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted to DTC and received by the Exchange Agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

Guaranteed Delivery Procedures

If the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be affected if:

•	the tender is made through an eligible institution (as defined below);

•	prior to the expiration date, the Exchange Agent received from such eligible institution a properly completed and duly executed letter of transmittal or a facsimile thereof and notice of guaranteed delivery, substantially in the form provided by us tendered by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of such Restricted Notes and the amount of Restricted Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•	a book entry confirmation and all other documents required by the applicable letter of transmittal, are received by such Exchange Agent within three NYSE trading days after the date of execution of the notice of delivery.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or agent’s messages directly to us.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. An eligible institution is a financial institution, including most banks, savings and loan associations and brokerage houses that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the absolute right to reject any or all Restricted Notes not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the Exchange Offer as to any or all Restricted Notes either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Restricted Note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within a reasonable period of time, as determined by us. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Restricted Notes, nor will we, the Exchange Agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.

If the letter of transmittal or powers of attorney are signed by Exchange Agents, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•	any Exchange Notes received in exchange for your Restricted Notes in the Exchange Offer are being acquired by you or any other person receiving such Exchange Notes in the ordinary course of your or such other person’s business;

•	at the time of the commencement of the Exchange Offer, neither you nor any other person who will receive Exchange Notes in exchange for your Restricted Notes has any arrangement or understanding with any person to participate in the “distribution” (as defined in the Securities Act) of the Exchange Notes in violation of the Securities Act;

•	neither you nor any other person receiving Exchange Notes in exchange for your Restricted Notes is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company, or if you or such other person is an affiliate of the Company, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	neither you nor any other person receiving Exchange Notes in exchange for your Restricted Notes is a broker-dealer, and neither you nor the other person is engaged in or intends to engage in a distribution of the Exchange Notes;

•	if you are a participating broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the Exchange Notes you receive in the Exchange Offer. See “Plan of Distribution.” The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) by delivering this prospectus to prospective purchasers; and

•	you have full power and authority to transfer all of your right and title in and to your Restricted Notes in exchange for Exchange Notes and the Company will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges, or encumbrances and not subject to any adverse claims.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered. We will issue the Exchange Notes promptly after acceptance of the Restricted Notes. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any Restricted Notes for exchange.

For each Restricted Note accepted for exchange, the holder will receive an Exchange Note having a principal amount equal to that of the surrendered Restricted Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Restricted Notes. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the Restricted Notes, from March 21, 2007. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer and will be deemed to have waived any rights to receive the accrued interest on the Restricted Notes. Under the registration rights agreement, we may be required to make additional payments in the form of special interest to the holders of the Restricted Notes under circumstances relating to the timing of the Exchange Offer. The registration rights agreement provides that we will be required to pay special interest to the holders of the Restricted Notes if:

•	the registration statement of which this prospectus forms a part is not declared effective by the 210th day after March 21, 2007;

•	the Exchange Offer has not been consummated by the 270th day after March 21, 2007; or

•	after the registration statement is declared effective, it thereafter ceases to be effective or usable (subject to certain exceptions).

The rate of the special interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and the rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults as described above have been cured, up to a maximum special interest rate of 1.0% per annum. We will pay any special interest on regular interest payment dates. Any special interest will be in addition to any other interest payable from time to time with respect to the applicable series of Restricted Notes.

In all cases, issuance of Exchange Notes for Restricted Notes will be made only after timely receipt by the Exchange Agent of:

•	a timely book-entry confirmation of the Restricted Notes, into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes. The non-exchanged Restricted Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

The Exchange Agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Each participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify the acceptance, execute a book-entry transfer of the tendered Restricted Notes into the Exchange Agent’s account at DTC and send to the Exchange Agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Exchange Notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, an original or facsimile letter of transmittal or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at the address listed below under the heading “— Exchange Agent” on or prior to the expiration date.

DTC’s Automated Tender Offer Program or “ATOP” is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in place of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Restricted Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for the Restricted Notes.

Withdrawal Rights

Tenders of Restricted Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the Exchange Agent must receive a written notice or electronic ATOP transmission notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor in this prospectus, having tendered the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn, including the principal amount of the Restricted Notes;

•	contain a statement that the holder is withdrawing the election to have the Restricted Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Exchange Agent with respect to the Restricted Notes register the transfer of the Restricted Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Restricted Notes are registered, if different from that of the depositor.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered. Any Restricted Notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The Restricted Notes will be credited to an account maintained with DTC for the Restricted Notes. The Restricted Notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described above under the heading “— Procedures for Tendering” at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of the Restricted Notes for exchange or the exchange of the Exchange Notes for the Restricted Notes, any of the following events occurs:

(1) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission: (a) seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Restricted Notes in the Exchange Offer; or

(2) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

(3) any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes that are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

(4) the following has occurred:

(a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(b) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer; or

(c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit; or

(d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

(5) any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Restricted Notes or the Exchange Notes, which in our sole judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

These conditions to the Exchange Offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any Restricted Notes, if any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939, as amended, referred to as the TIA in this prospectus.

Exchange Agent

We have appointed U.S. Bank National Association as the Exchange Agent for the Exchange Offer. You should direct all executed letters of transmittal to the Exchange Agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the Exchange Agent addressed as follows:

Delivery To: U.S. Bank National Association, Exchange Agent

By Registered and Certified Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance	For Information Call: (800) 934-6802 By Facsimile Transmission: (651) 495-8158 Confirm by Telephone: (800) 934-6802

U.S. Bank National Association also serves as Trustee, Registrar and Paying Agent under the indenture.

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

The principal solicitation is being made by mail by the Exchange Agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and by persons so engaged by the Exchange Agent.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indentures, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Transfer Taxes

Holders who tender their Restricted Notes in exchange for Exchange Notes will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Restricted Notes

Holders who desire to tender Restricted Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange.

Restricted Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Restricted Notes and the existing restrictions on transfer set forth in the legend on the Restricted Notes and in the offering circular dated March 15, 2007, relating to the Restricted Notes. Except in limited circumstances with respect to specific types of holders of Restricted Notes, we will have no further obligation to provide for the registration under the Securities Act of Restricted Notes. In general, Restricted Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will take any action to register the Restricted Notes under the Securities Act or under any state securities laws.

Upon completion of the Exchange Offer, holders of the Restricted Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the Exchange Notes and any Restricted Notes that remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indentures.

Consequences of Exchanging Restricted Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by holders after the Exchange Offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). The Exchange Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

However, the SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in similar circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of General Cable Corporation;

•	it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes; and

•	it is acquiring the Exchange Notes in the ordinary course of its business.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes must acknowledge that the Restricted Notes were acquired by the broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

In addition, to comply with state securities laws of certain jurisdictions, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. Unless a holder requests, currently we do not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available. “Transfer restricted securities” means each note until:

•	the date on which the note has been exchanged by a person other than a broker-dealer for a note in the Exchange Offer;

•	following the exchange by a broker-dealer in the Exchange Offer of an exchange note, the date on which the Exchange Note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of this prospectus, as it may be amended or supplemented from time to time;

•	the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the registration rights agreement; or

•	the date on which the note is distributed to the public in a transaction under Rule 144 of the Securities Act.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Effective October 22, 2004, we amended and restated our senior secured credit facility with Merrill Lynch Capital, as collateral and syndication agent, UBS AG, as administrative agent, and certain lenders. Pursuant to the amendment, the interest rate on borrowings was reduced by 50 basis points, the annual capital spending limit was increased and we were provided with the ability to swap up to $100 million of our 9.5% senior notes to a floating interest rate. During the second quarter of 2005, we amended the senior secured credit facility to increase the borrowing limit from $240.0 million to $275.0 million and the maximum amount permitted for investments in joint ventures from $10.0 million to $25.0 million.

During the fourth quarter of 2005, we amended and restated the senior security credit facility to increase the borrowing limit from $275.0 million to $300.0 million, extend the maturity date to August 2010, lower borrowing costs by approximately 65 basis points, reduce unused facility fees, eliminate or relax several provisions, and allow us to satisfy the financing conditions to our offer to induce holders of our Series A preferred stock to convert their shares into shares of our common stock.

During the second quarter of 2006, we amended the senior secured credit facility to remove the dollar limits on the amount of borrowings that our foreign subsidiaries could enter into locally, increase the dollar amount that we can send from the U.S. to our foreign affiliates, via either investments or advances, to $300.0 million, allow for a common stock buyback or common stock dividend program up to the lesser of $125.0 million or the maximum permitted by the indenture governing our 9.5% senior notes, release the liens and guarantees of our Canadian subsidiaries securing the senior secured credit facility, and allow for the entry into a broader range of other types of financing agreements than previously allowed.

The current senior secured credit facility is a five-year, $300.0 million asset based revolving credit agreement that includes a $50.0 million sublimit for the issuance of commercial and standby letters of credit and a $20.0 million sublimit for swingline loans. Loans under the senior secured credit facility bear interest at our option equal to either an alternate base rate (prime plus 0.00% to 0.50%) or an adjusted LIBOR rate plus an applicable margin percentage (LIBOR plus 1.00% to 1.75%). The applicable margin percentage is subject to adjustments based upon the excess availability, as defined. Under the senior secured credit facility, we are required to pay certain commitment fees and letter of credit fees.

Indebtedness under the senior secured credit facility is guaranteed by our U.S. wholly-owned subsidiaries and is secured by a first priority security interest in tangible and intangible property and assets of our U.S. wholly-owned subsidiaries. The lenders also have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries.

The senior secured credit facility requires us to meet certain financial covenants, the principal covenant of which is a quarterly minimum fixed charge coverage ratio test that is only applicable when excess availability, as defined, is below a certain threshold. In addition, the senior secured credit facility contains certain negative covenants that restrict certain acts.

On March 6, 2007, we and the guarantors entered into an amendment of our senior secured credit facility with the lenders party thereto to, among other things, permit the issuance and sale of the notes as well as the repurchase of the 9.5% senior notes. See “Prospectus Summary — Recent Developments — Senior Secured Credit Facility Amendment.”

Spanish Loan Facility

On December 22, 2005, Grupo General Cable Sistemas, S.A., our wholly owned Spanish subsidiary, entered into both a term loan facility, referred to as the Spanish Term Loan in this prospectus, and a revolving credit facility, referred to as the Spanish Credit Facility in this prospectus, totaling €75.0 million with Banco de Sabadell. This combined facility was entered into to provide Euro-denominated borrowings to partly fund the subsidiary’s acquisition of Silec and to provide funds for general corporate needs of the European business.

The Spanish Term Loan of €50.0 million was available in up to three tranches, with an interest rate of Euribor plus 0.8% to 1.5% depending on certain debt ratios. The Spanish Term Loan is repayable in fourteen semi-annual installments, maturing seven years following the draw down of each tranche.

The Spanish Credit Facility of €25.0 million matures at the end of five years and carries an interest rate of Euribor plus 0.6% to 1.0% depending on certain debt ratios. Under the Spanish Credit Facility, we are required to pay certain commitment fees.

The combined facility is subject to certain financial ratios of the European group, the most restrictive of which is net debt to EBITDA (earnings before interest, taxes, depreciation and amortization). In addition, the indebtedness under the combined facility is guaranteed by our Portuguese subsidiary and by Silec and secured by mortgages on Grupo General’s properties.

9.5% Senior Notes

On November 24, 2003, we issued $285.0 million in aggregate principal amount of our 9.5% senior notes due 2010. Interest is payable semi-annually in arrears on May 15 and November 15 of each year to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of maturity, interest will cease to accrue on the notes under the terms of and subject to the conditions of the 9.5% senior note indenture.

The 9.5% senior notes are redeemable at our option at any time on or after November 15, 2007 at the redemption prices set forth in the 9.5% senior note indenture, plus accrued and unpaid interest thereon, if any, to the redemption date.

We and our material U.S. wholly-owned subsidiaries fully and unconditionally guarantee the 9.5% senior notes on a joint and several basis. The 9.5% senior notes and the related guarantees are our and the guarantors’ unsecured senior obligations and rank equal in right of payment with all of our existing and future unsecured senior indebtedness and senior in right of payment to any of our future senior subordinated and subordinated indebtedness. The 9.5% senior notes are effectively subordinated to all of our existing and any future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing such debt, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the 9.5% senior notes.

In connection with the offering of the Restricted Notes, we commenced a tender offer to repurchase any and all of the outstanding 9.5% senior notes and a consent solicitation seeking required consents of holders of our 9.5% senior notes to proposed amendments to the indenture governing the 9.5% senior notes that would eliminate substantially all of the restrictive covenants contained in the indenture. On March 15, 2007, we, the guarantors and the trustee executed a supplemental indenture, pursuant to which substantially all of the restrictive covenants initially contained in the indenture were eliminated. In March and April 2007, we purchased an aggregate principal amount of $280.1 million of our 9.5% senior notes, representing all of the 9.5% senior notes that were validly tendered on or prior to midnight, April 2, 2007, the expiration date of the tender offer. See “Prospectus Summary — Recent Developments — Tender Offer, Consent Solicitation and Offering of Restricted Notes.”

0.875% Convertible Notes

On November 15, 2006, we issued $355.0 million in aggregate principal amount of our 0.875% convertible notes due 2013. Interest is payable semi-annually in arrears on May 15 and November 15 of each year to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of maturity, purchase by us at the option of the holder upon a fundamental change, as defined in the 0.875% convertible note indenture, or conversion, interest will cease to accrue on the notes under the terms of and subject to the conditions of the 0.875% convertible note indenture.

Upon a fundamental change, which is generally a change of control or a termination of the trading of our common stock, each holder of the 0.875% convertible notes may require us to purchase all or a portion of his notes at a price equal to 100% of the principal amount of notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Holders may surrender notes for conversion at any time from October 15, 2013 to the close of business on the business day immediately preceding the maturity date, based on the trading price of our common stock, upon certain distributions that we make, upon certain events, upon a fundamental change, or based upon the trading price of the 0.875% convertible notes. The initial conversion rate is 19.856 shares of our common stock per $1,000 principal amount of 0.875% convertible notes (a conversion price of $50.36 per share). The conversion rate is subject to adjustment as provided in the 0.875% convertible note indenture and, if holders of the 0.875% convertible notes convert their notes in connection with certain transactions, we may be required to pay a make-whole premium to those holders. Upon conversion, a holder will not receive any cash payment representing accrued and unpaid interest, subject to certain exceptions. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion.

We and our material U.S. wholly-owned subsidiaries fully and unconditionally guarantee the 0.875% convertible notes on a joint and several basis. The 0.875% convertible notes and the related guarantees are our and the guarantors’ unsecured senior obligations and rank equal in right of payment with all of our existing and future unsecured senior indebtedness and senior in right of payment to any of our future senior subordinated and subordinated indebtedness. The 0.875% convertible notes are effectively subordinated to all of our existing and any future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing such debt, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the 0.875% convertible notes.

The 0.875% convertible note indenture does not contain any financial covenants.

Other Acquisition Related Indebtedness

On August 31, 2006, we acquired ECN Cable and assumed the U.S. dollar equivalent of $38.6 million (at prevailing exchange rates during that period) of mostly short-term ECN Cable debt as a part of the acquisition. As of March 30, 2007, ECN Cable’s debt was the U.S. dollar equivalent of $35.7 million.

DESCRIPTION OF EXCHANGE NOTES

We issued $125.0 million in aggregate principal amount of Floating Rate Restricted Notes and $200.0 million in aggregate principal amount of Fixed Rate Restricted Notes, and will issue $125.0 million in aggregate principal amount of Floating Rate Exchange Notes and $200.0 million in aggregate principal amount of Fixed Rate Exchange Notes, under an Indenture, dated as of March 21, 2007, by and among us, our subsidiary guarantors named therein, as guarantors, and U.S. Bank National Association, as trustee, referred to as the Indenture in this prospectus. The terms of the Exchange Notes include those stated in the Indenture and those made a part of the Indenture by reference to the TIA.

The following is a summary of the material provisions of the Indenture and does not purport to be complete. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Indenture because it will define your rights as a Holder of the Exchange Notes. For definitions of capitalized terms used in the following summary, see “— Certain Definitions.” For purposes of this section only, the term “Company” means General Cable Corporation only, and does not include any of its Subsidiaries.

Exchange Notes versus Restricted Notes

The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Restricted Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers and amendments.

Brief Description of the Exchange Notes

The Exchange Notes

The Exchange Notes will be:

•	general unsecured obligations of the Company;

•	equal in right of payment to all existing and future unsubordinated Indebtedness of the Company;

•	effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Indebtedness of the Company that is expressly subordinated to the Exchange Notes.

The Guarantees

The Exchange Notes will be jointly and severally guaranteed by each of the Company’s Restricted Subsidiaries that is a borrower or a guarantor under any U.S. Credit Facility.

The Guarantee by each Guarantor will be:

•	a general senior unsecured obligation of such Guarantor;

•	equal in right of payment to all existing and future unsubordinated Indebtedness of such Guarantor;

•	effectively subordinated to all secured Indebtedness of such Guarantor, to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Indebtedness of such Guarantor that is expressly subordinated to the Guarantee of such Guarantor.

Not all of our Subsidiaries will guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay their debt and other obligations (including trade payables) before they will be able to distribute any of their assets to us.

Our non-guarantor Subsidiaries generated approximately 56.1% of our consolidated net sales, 55.1% of our consolidated operating income and 100% of our positive consolidated cash flow from operating activities for the three month period ended March 30, 2007 and held approximately 59.2% of our total consolidated assets as of March 30, 2007. As of March 30, 2007, those Subsidiaries had $77.1 million of indebtedness outstanding and $215.9 million outstanding under foreign accounts payable arrangements.

As of March 30, 2007, the Company and the Guarantors had $775.3 million of debt outstanding, $53.2 million of which was secured Indebtedness and none of which was subordinated to the Exchange Notes, and we had (not including $31.4 million of letters of credit under the U.S. Credit Agreement) approximately $252.1 million of additional borrowing capacity available under the revolving portion of the U.S. Credit Agreement.

The Exchange Notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company has appointed the Trustee to serve as registrar and paying agent under the Indenture at its office or agency maintained in the State of New York for such purposes. No service charge will be made for any registration of transfer of the Exchange Notes or exchange of the Restricted Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal of the Exchange Notes

Fixed Rate Exchange Notes

The Fixed Rate Exchange Notes will initially be issued in an aggregate principal amount of $200.0 million (the “Initial Fixed Rate Exchange Notes”) and will mature on April 1, 2017. Additional Fixed Rate Exchange Notes may be issued in one or more series from time to time (the “Additional Fixed Rate Exchange Notes”), subject to compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock.” Any Additional Fixed Rate Exchange Notes subsequently issued under the Indenture will be treated as a single class with the Initial Fixed Rate Exchange Notes issued in connection with the Exchange Offer for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers.

Interest on the Fixed Rate Exchange Notes will accrue at a rate of 7.125% per annum and will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2007, to the Holders of record of Fixed Rate Exchange Notes at the close of business on March 15 and September 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Fixed Rate Exchange Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Exchange Notes

The Floating Rate Exchange Notes will initially be issued in an aggregate principal amount of $125.0 million (the “Initial Floating Rate Exchange Notes” and, together with the Initial Fixed Rate Exchange Notes, the “Initial Exchange Notes”) and will mature on April 1, 2015. Additional Floating Rate Exchange Notes may be issued in one or more series from time to time (the “Additional Floating Rate Exchange Notes” and, together with the Additional Fixed Rate Exchange Notes, the “Additional Exchange Notes”), subject to compliance with the covenant described under “— Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock.” Any Additional Floating Rate Exchange Notes subsequently issued under the Indenture will be treated as a single class with the Initial Floating Rate Exchange Notes issued in connection with the Exchange Offer for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers.

The Floating Rate Exchange Notes will bear interest at a rate equal to the Applicable LIBOR Rate plus 237.5 basis points per annum. Interest on the Floating Rate Exchange Notes will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing on July 1, 2007, to the Holders of Floating Rate Exchange Notes of record on the immediately preceding March 15, June 15, September 15 and December 15. Interest on the Floating Rate Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including March 21, 2007. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point being rounded upwards) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Exchange Notes will in no event be higher than the maximum rate permitted by applicable law.

Guarantees

The Guarantors will, jointly and severally, unconditionally guarantee the Company’s obligations under the Exchange Notes. The obligations of each Guarantor under its Guarantee will be limited as necessary, after giving effect to all other liabilities of such Guarantors (including, without limitation, any obligations under a U.S. Credit Facility permitted under clause (3) of “— Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock”) and after giving effect to the amount of any contribution received from any other Guarantor pursuant to the contribution obligations in the Indenture, to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfers laws.”

The Guarantee of a Guarantor will be released under the circumstances described under “— Certain Covenants — Subsidiary Guarantees.”

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, the Company may be required to offer to purchase Exchange Notes as described under the caption “— Repurchase at the Option of the Holders.” The Company may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

Optional Redemption

Fixed Rate Exchange Notes

The Fixed Rate Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2012, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption
Year	Price

2012	103.563%
2013	102.375%
2014	101.188%
2015 and thereafter	100.000%

In addition, at any time and from time to time on or prior to April 1, 2010, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of Fixed Rate Exchange Notes issued under the Indenture with the net cash proceeds from one or more Public Equity Offerings, at a redemption price in cash equal to 107.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Fixed Rate Exchange Notes issued in connection with the Exchange Offer must remain outstanding immediately after giving effect to each such redemption (excluding any Fixed Rate Exchange Notes held by the Company or any of its

Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering.

At any time prior to April 1, 2012, the Company also may redeem, in whole or in part, the Fixed Rate Exchange Notes, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Fixed Rate Exchange Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Fixed Rate Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date.

Floating Rate Exchange Notes

The Floating Rate Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2009, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption
Year	Price

2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

In addition, at any time and from time to time on or prior to April 1, 2009, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Floating Rate Exchange Notes issued under the Indenture with the net cash proceeds from one or more Public Equity Offerings, at a redemption price in cash equal to 100% of the aggregate principal amount thereof, plus a premium equal to the interest rate per annum on the Floating Rate Exchange Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided, however, that at least 65% of the original aggregate principal amount of the Floating Rate Exchange Notes issued in connection with the Exchange Offer must remain outstanding immediately after giving effect to each such redemption (excluding any Floating Rate Exchange
Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering.

At any time prior to April 1, 2009, the Company also may redeem, in whole or in part, the Floating Rate Exchange Notes, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Floating Rate Exchange Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the Redemption Date, subject to the rights of Holders of Floating Rate Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice of Redemption

In the event that less than all of a particular series of Exchange Notes is to be redeemed at any time pursuant to an optional redemption, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not then listed on a national securities exchange, on a pro rata basis, unless prohibited by stock exchange or other applicable rule or regulation, and if pro rata redemption is so prohibited, by lot or by such method as the Trustee deems fair and appropriate; provided, however, that no Exchange Notes of a principal amount of $2,000 or less will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 10 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to the Exchange Note will state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Exchange Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of the Holders

Change of Control

In the event of the occurrence of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company must, within 30 days after the occurrence of the Change of Control, make an offer (the “Change of Control Offer”) to all Holders to purchase all outstanding Exchange Notes properly tendered pursuant to the offer, and within 60 days after the occurrence of the Change of Control, all Exchange Notes properly tendered pursuant to the offer will be accepted for purchase (the date of purchase is referred to as the “Change of Control Purchase Date”) for a cash price equal to 101% of the principal amount thereof as of the Change of Control Purchase Date, plus accrued and unpaid interest, if any, to the date of purchase.

In order to effect the Change of Control Offer, the Company will mail a notice to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that the Holder has the right to require the Company to purchase the Holder’s Exchange Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

(2) the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed;

(3) that, unless the Company defaults in the payment of the purchase price, any Exchange Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

(4) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Exchange Notes purchased.

Alternatively, the Company will not be required to make a Change of Control Offer as provided above, if, in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Exchange Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Exchange Notes properly tendered in accordance with the terms of the Alternate Offer so long as the terms and conditions of the contemplated Change of Control are described in reasonable detail to the Holders in the notice delivered in connection with the Alternate Offer. In addition, the Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company or makes an Alternate Offer and purchases all Exchange Notes validly tendered and not withdrawn under the Change of Control Offer or Alternate Offer.

The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the U.S. Credit Agreement. Future Credit Facilities and other Indebtedness of the Company and its Subsidiaries also may contain prohibitions of certain events that would constitute a Change of Control or require the Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of the right to require the Company to purchase the Exchange Notes could cause a default under the Indebtedness, even if the Change of Control itself does not, including a default due to the financial effect of the purchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the Holders of the Exchange Notes the rights described under “— Events of Default.”

If the Company makes a Change of Control Offer or Alternate Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Exchange Notes are listed, and any violation of the provisions of the Indenture relating to the Change of Control Offer occurring as a result of the compliance will not be deemed a Default or an Event of Default.

The existence of a Holder’s right to require the Company to purchase the Holder’s Exchange Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

The definition of “Change of Control” includes, among other transactions, a disposition of all or substantially all of the assets of the Company and its Subsidiaries. With respect to the disposition of assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established quantitative meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to purchase the Exchange Notes as described above.

The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to purchase the Exchange Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if the transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by the definition.

Asset Sales

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary consists of: (A) cash or Cash Equivalents; (B) assets (other than securities) to be used in a Related Business; (C) the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with the acquisition of the Capital Stock by the Company or the Restricted Subsidiary becomes, a Restricted Subsidiary; or (D) a combination of cash, Cash Equivalents, such assets and such Capital Stock.

The amount of any: (A) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in the Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released will be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or the Restricted Subsidiaries in cash or Cash Equivalents; and (B) notes or other obligations received by the Company or the Restricted Subsidiaries from the transferee that are converted, sold or exchanged within 90 days of the related Asset Sale by the Company or the Restricted Subsidiaries into cash or Cash Equivalents will be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents realized upon the conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or the Restricted Subsidiaries in cash or Cash Equivalents.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), then the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with the provisions of this covenant.

The Company or the Restricted Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to:

(1) repay secured Indebtedness outstanding under any Credit Facility or any other secured Indebtedness of the Company or any Restricted Subsidiary (and to cause a corresponding reduction in commitments if the repaid Indebtedness was outstanding under the revolving portion of a Credit Facility); or

(2) make an investment in or expenditures for assets (other than securities) to be used in a Related Business or acquire the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with the Investment becomes, a Restricted Subsidiary.

Pending the final application of any Net Cash Proceeds, the Company or the Restricted Subsidiary may temporarily reduce revolving credit borrowings to the extent not prohibited by the Indenture.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied or committed within 360 days of the Asset Sale as described in clause (1) or (2) (such Net Cash Proceeds referred to as the “Unutilized Net Cash Proceeds”), the Company must, within 20 days after the 360th day, make an offer to purchase (a “Net Proceeds Offer”) all outstanding Exchange Notes and other Indebtedness that is not, by its terms, expressly subordinated in right of payment to the Exchange Notes and the terms of which require an offer to purchase the other Indebtedness to be made with the proceeds from the sale of assets (“Pari Passu Debt”) on a pro rata basis up to an aggregate maximum principal amount of Exchange Notes and the Pari Passu Debt equal to the Unutilized Net Cash Proceeds, at a purchase price in cash equal, in the case of the Exchange Notes, to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and, in the case of the other Indebtedness, the purchase price specified by the terms thereof; provided, however, that the Net Proceeds Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $50.0 million, at which time the entire amount of the Unutilized Net Cash Proceeds, and not just the amount in excess of $50.0 million, must be applied as required pursuant to this paragraph.

With respect to any Net Proceeds Offer effected pursuant to this covenant, among the Exchange Notes and the Pari Passu Debt that is subject to provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem the Pari Passu Debt with the proceeds from the sale of assets, to the extent the aggregate principal amount of Exchange Notes and the Pari Passu Debt tendered pursuant to the Net Proceeds Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, the Exchange Notes and the Pari Passu Debt will be purchased pro rata based on the aggregate principal amount of the Exchange Notes and the Pari Passu Debt tendered by each holder thereof. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Exchange Notes and Pari Passu Debt tendered by the holders thereof pursuant to the Net Proceeds Offer (the excess constituting an “Excess”), the Company may retain and utilize the Excess for any general corporate purposes. Upon the completion of a Net Proceeds Offer, the amount of Unutilized Net Cash Proceeds will be reset to zero.

If the Company makes a Net Proceeds Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Exchange Notes are listed, and any violation of the provisions of the Indenture relating to the Net Proceeds Offer occurring as a result of the compliance will not be deemed a Default or an Event of Default.

Certain Covenants

The Indenture will contain, among other things, the following covenants:

Limitation on Restricted Payments

(a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or any other distribution on any Capital Stock of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in the form of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Restricted Subsidiary or any of their Affiliates (other than any such Capital Stock owned by the Company or any Restricted Subsidiary);

(3) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary); or

(4) make any Investment in any Person (other than Permitted Investments)

(any such payment or other action (other than any exception thereto) described in clause (1), (2), (3) or (4) above, a “Restricted Payment”), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

(B) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under ‘‘— Limitation on Indebtedness and Issuance of Disqualified Capital Stock” below; and

(C) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after January 1, 2004 does not exceed an amount equal to the sum of:

(i) 50% of cumulative Consolidated Net Income determined for the period (taken as one accounting period) from January 1, 2004 to the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

(ii) the aggregate net cash proceeds received after the Issue Date by the Company either (x) as capital contributions to the Company or (y) from the issue and sale (other than to a Subsidiary) of its Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem, retire, defease or otherwise acquire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (b) below and excluding the net proceeds from any issuance and sale of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid, plus

(iii) the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred on or after November 15, 2006 which is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date, plus

(iv) in the case of the disposition or repayment of any Investment or the release of a guarantee constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee, plus

(v) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the covenant described under “— Designation of Unrestricted Subsidiaries” below, the Company’s proportionate interest in an amount equal to the excess of (x) the Total Assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation).

As of March 30, 2007, the amount that would have been available to the Company for Restricted Payments pursuant to this clause (C) would have been $69 million.

(b) The foregoing provisions will not prevent:

(1) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, other Capital Stock; provided, however, that any such net cash proceeds and the value of any Qualified Capital Stock issued in any such exchange are excluded from clause (C)(ii) of paragraph (a) above (and were not included therein at any time);

(3) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of Disqualified Capital Stock of the Company or other Subordinated Indebtedness having no stated maturity for the payment of any portion of principal thereof prior to the final stated maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(4) additional Restricted Payments not to exceed $50.0 million in the aggregate since the Issue Date;

(5) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by any director, officer or employee of the Company or any Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $10.0 million in any twelve-month period;

(6) repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof, and repurchases of Capital Stock of the Company deemed to occur upon the withholding of a portion of the Capital Stock issued, granted or awarded to any director, officer or employee of the Company to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of the Company;

(7) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% or 100% of the principal amount of such Subordinated Indebtedness in connection with a change of control offer pursuant to a provision similar to the requirements set forth under “— Repurchase at the Option of the

Holders — Change of Control” covenant, or an asset sale offer pursuant to a provision similar to the requirement set forth under “— Repurchase at the Option of the Holders — Asset Sales,” respectively; provided that prior to any such repurchase the Company has made the Change of Control Offer or the Net Proceeds Offer, as applicable, required by the terms of the Indenture and repurchased all Exchange Notes validly tendered for repayment in connection with such Change of Control Offer or Net Proceeds Offer, as applicable; and

(8) Restricted Payments not to exceed $1.0 million at any one time in the aggregate since the Issue Date for the redemption of the Company’s 5.75% Series A redeemable convertible preferred stock issued and outstanding on the Issue Date.

provided, however, that in the case of each of clauses (2), (3), (4), (5) and (6), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clause (1) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (2), (3), (4), (5), (6), (7) and (8) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

Limitation on Indebtedness and Issuance of Disqualified Capital Stock

The Company will not, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Preferred Capital Stock, except in each case for Permitted Indebtedness; provided, however, that the Company and any Guarantor may Incur Indebtedness, and the Company may issue Disqualified Capital Stock, if, in any such case, at the time of and immediately after giving pro forma effect to the Incurrence of Indebtedness or issuance of Disqualified Capital Stock and the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing and the Consolidated Coverage Ratio of the Company would be greater than 2.0 to 1.0.

The foregoing limitations will not apply to the Incurrence or issuance of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(1) Indebtedness under the Restricted Notes and the Guarantees issued on March 21, 2007, and the related Exchange Notes and Guarantees thereof to be issued pursuant to the Registration Rights Agreement;

(2) Existing Indebtedness (other than under Credit Facilities);

(3) Indebtedness of the Company and the Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $400.0 million, less the amount of any repayments of term loans under Credit Facilities since March 21, 2007 and the amount of constant reductions under any revolving Credit Facility under a Credit Facility since March 21, 2007, in each case as a result of the application of Net Cash Proceeds of an Asset Sale, and (y) the sum of (i) 85% of the book value of accounts receivable of the Company and the Restricted Subsidiaries, determined in accordance with GAAP, (ii) 60% of the book value of inventory of the Company and the Restricted Subsidiaries, determined in accordance with GAAP, and (iii) $40.0 million; provided that in no event shall the aggregate principal amount at any one time outstanding under Foreign Credit Facilities under this clause (3) exceed €300.0 million;

(4) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary and Indebtedness of the Company owed to and held by any Restricted Subsidiary or Disqualified Capital Stock of the Company or any Restricted Subsidiary held by the Company or any Restricted Subsidiary; provided, however, that an Incurrence of Indebtedness and issuance of Disqualified Capital Stock that is not permitted by this clause (4) will be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary referred to in this clause (4) to a Person other than the Company or any Restricted Subsidiary, and (y) the designation of a

Restricted Subsidiary that holds Indebtedness or Disqualified Capital Stock of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

(5) guarantees by the Company or any Guarantor of Indebtedness permitted to be Incurred under this covenant;

(6) Hedging Obligations of the Company and the Restricted Subsidiaries; provided, however, that the Hedging Obligations are entered into in the ordinary course of business for genuine business purposes and not for speculative purposes;

(7) Indebtedness of the Company or any Restricted Subsidiary consisting of Purchase Money Indebtedness and Capital Lease Obligations, and refinancings thereof, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (7) (including any Indebtedness incurred in a refinancing of Indebtedness Incurred pursuant to this clause (7)), does not exceed 5.0% of Consolidated Tangible Assets at the time of the Incurrence;

(8) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, Capital Stock; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with the disposition;

(9) Acquired Indebtedness of any Restricted Subsidiary that is not a Guarantor, other than Indebtedness Incurred in connection with, or in contemplation of, the transaction; provided, however, that at the time of acquisition of the Restricted Subsidiary, the Company on a pro forma basis could Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance) with respect to reimbursement type obligations, regarding workers’ compensation claims, escrow agreements, bankers’ acceptances and surety and performance bonds (in each case to the extent that the Incurrence does not result in the Incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(11) Indebtedness or Disqualified Capital Stock of the Company or a Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”) of outstanding Indebtedness Incurred or Disqualified Capital Stock issued in compliance with the proviso of the first paragraph of this covenant or any of clause (1), (2), (9), (12) or (13) of this covenant; provided, however, that:

(A) any refinancing must not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference, as applicable, of the Indebtedness or Disqualified Capital Stock being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish and actually paid in connection with the refinancing and reasonable fees and expenses incurred in connection therewith,

(B) the refinancing Indebtedness or Disqualified Capital Stock must have a final maturity not earlier than, and a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Capital Stock, as applicable, being refinanced;

(C) Subordinated Indebtedness may be refinanced only with Subordinated Indebtedness or Disqualified Capital Stock, and Disqualified Capital Stock may be refinanced only with other Disqualified Capital Stock; and

(D) refinancing Indebtedness Incurred by a Restricted Subsidiary that is not a Guarantor may be used to refinance Indebtedness only of a Restricted Subsidiary that is not a Guarantor; and

(12) Indebtedness Incurred by a Foreign Subsidiary having an aggregate principal amount not to exceed €100.0 million at any time outstanding; provided that after giving affect to any such Incurrence the

Consolidated Coverage Ratio would be greater than 2.0 to 1.0 (including any Indebtedness Incurred in a refinancing of any Indebtedness Incurred pursuant to this clause (12));

(13) in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company or any Restricted Subsidiary (including any Indebtedness under any Credit Facility that utilizes this clause (13)) having an aggregate principal amount not to exceed $50.0 million at any time outstanding (including any Indebtedness Incurred in a refinancing of any Indebtedness Incurred pursuant to this clause (13)).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify (or later reclassify) the item of Indebtedness in any manner that results in compliance with this covenant; provided that Indebtedness outstanding under Credit Facilities on March 21, 2007 will be deemed to have been Incurred under clause (3) of the definition of Permitted Indebtedness. Any increase in the U.S. dollar equivalent of outstanding Indebtedness of the Company or any of the Restricted Subsidiaries denominated in a currency other than U.S. dollars resulting from fluctuations in the exchange values of currencies will not be considered to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount of Indebtedness outstanding at any time will be the U.S. dollar equivalent of the Indebtedness outstanding at such time.

None of the Company or any Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms (or by the terms of any agreement governing the Indebtedness) would be expressly subordinate or junior in right of payment to any other Indebtedness unless the Indebtedness is also by its terms (or by terms of any agreement governing the Indebtedness) subordinate or junior in right of payment to the Exchange Notes or the Guarantees, as applicable, at least to the same extent the Indebtedness is subordinated or junior in right of payment to the other Indebtedness. No Indebtedness will be considered to be junior in right of payment to any other Indebtedness by virtue of being unsecured or by virtue of being secured by a Junior Lien. Notwithstanding the foregoing, subject to the limitations of the Indenture, including, but not limited to, the limitations set forth above in this covenant, the Company or any Guarantor may, directly or indirectly, Incur any Indebtedness that is pari passu with the Exchange Notes and the Guarantees issued under the Indenture, if the pari passu Indebtedness by its terms (or by the terms of the agreement governing the pari passu Indebtedness) is (x) senior in right of payment to any Indebtedness of the Company that is expressly subordinated to the Exchange Notes and (y) senior in right of payment to any Indebtedness of each Guarantor pursuant to the Indenture that is expressly subordinated to the Guarantee under the Indenture of the Guarantor.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (A) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary; (B) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary; or (C) sell or transfer any of its assets to the Company or any other Restricted Subsidiary, except for the encumbrances or restrictions existing under or by reason of:

(1) the U.S. Credit Agreement, or any other agreement of the Company or any of the Restricted Subsidiaries outstanding on March 21, 2007, in each case as in effect on March 21, 2007, and any amendments, restatements, renewals, replacements or refinancings thereof, and any other Credit Facility; provided, however, that any such amendment, restatement, renewal, replacement or refinancing or other such Credit Facility is no more restrictive in the aggregate in any material respect with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, renewed, replaced or refinanced or the U.S. Credit Agreement in effect on March 21, 2007, as the case may be;

(2) any applicable law or any rule, regulation or order of any governmental authority;

(3) any instrument of an Acquired Person acquired by the Company or any Restricted Subsidiary after March 21, 2007 as in effect at the time of the acquisition and not entered into by the Acquired Person in connection with, as a result of or in contemplation of the acquisition; provided, however, that the encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the assets of the Company or any Restricted Subsidiary other than the Acquired Person or the assets of the Acquired Person;

(4) customary non-assignment provisions in leases, licenses or contracts;

(5) Purchase Money Indebtedness and Capital Lease Obligations for assets acquired in the ordinary course of business that impose encumbrances and restrictions only on the assets so acquired;

(6) any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that the encumbrances and restrictions described in this clause (6) are applicable only to the Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with “Repurchase at the Option of the Holders — Asset Sales” to the extent applicable thereto;

(7) refinancing Indebtedness permitted under clause (11) of the second paragraph of “— Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above; provided, however, that the encumbrances and restrictions contained in the agreements governing the Indebtedness are no more restrictive in the aggregate in any material respect than those contained in the agreements governing the Indebtedness being refinanced immediately prior to the refinancing;

(8) the Indenture, the Restricted Notes, the Guarantees and the Exchange Notes and Guarantees thereof;

(9) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(10) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of the Lien;

(11) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business; provided, however, that the restrictions do not apply to any Restricted Subsidiary other than the applicable company, partnership or joint venture;

(12) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(13) Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred under the relevant circumstances.

Designation of Unrestricted Subsidiaries

The Company may designate after March 21, 2007 any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default has occurred and is continuing or will result after giving effect to the Designation;

(2) at the time of and after giving effect to the Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under “— Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above;

(3) the Company would be permitted to make an Investment at the time of Designation in an amount of the Designation Amount; and

(4) the Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at the time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event the condition is not satisfied, the value of the agreement, contract, arrangement or understanding to the Unrestricted Subsidiary will be deemed a Restricted Payment.

Neither the Company nor any Restricted Subsidiary shall at any time: (A) provide credit support for, subject any of its assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing the Indebtedness); (B) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or (C) be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary, which guarantee is not recourse to the Company or any Restricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries will be deemed automatically to be Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(1) no Default or Event of Default has occurred and is continuing or will result after giving effect to the Revocation;

(2) at the time of and after giving effect to the Revocation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under “— Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above; and

(3) all Liens of the Unrestricted Subsidiary outstanding immediately following the Revocation would be permitted to be outstanding under the Indenture.

All Designations and Revocations must be evidenced by filing by the Company with the Trustee of Board Resolutions and an Officers’ Certificate certifying compliance with the foregoing provisions.

Limitation on Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Liens (other than Permitted Liens) against or upon any of their respective assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, in each case to secure any Indebtedness unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Exchange Notes or a Guarantee, effective provision is made to secure the Exchange Notes or the Guarantee, as the case may be, at least equally and ratably with or prior to the obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Exchange Notes or a Guarantee, effective provision is made to secure the Exchange Notes or the Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing the subordinated obligation, in each case, for so long as the obligation is secured by the Lien.

Transactions with Affiliates

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction, taken as a whole, is on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(2) if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million, the Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company has approved the Affiliate Transaction and determined that the Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of the Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in the Affiliate Transaction, as the case may be; and

(3) if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $20.0 million, the Affiliate Transaction is in writing and the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of the Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in the Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(a) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of the Company has any direct or indirect interest in the Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” above;

(c) any reasonable and customary issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company;

(d) the payment of customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law;

(e) any transactions undertaken pursuant to any contractual obligations in existence on March 21, 2007, as such obligations are in effect on March 21, 2007 or as thereafter amended, restated or amended and restated in any manner not materially adverse to the Holders of Exchange Notes;

(f) transactions with distributors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

(g) the issue and sale by the Company of its Qualified Capital Stock;

(h) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock;

(i) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof;

(j) customary shareholders’ and registration rights agreements among the Company or any Subsidiary thereof and the shareholders thereof; and

(k) commercial transactions entered into in the ordinary course of business with any joint venture to which the Company or any Restricted Subsidiary is a party (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of the Company has any direct or indirect interest in such joint venture).

Subsidiary Guarantees

If any Restricted Subsidiary (including any Restricted Subsidiary formed or acquired after March 21, 2007) shall (within 10 Business Days) become a borrower or guarantor under any U.S. Credit Facility, then the

Restricted Subsidiary must: (i) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which the Restricted Subsidiary will unconditionally Guarantee all of the Company’s obligations under any outstanding Exchange Notes and the Indenture on the terms set forth in the Indenture; and (ii) deliver to the Trustee an Opinion of Counsel that the supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of the Subsidiary.

Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged:

(1) upon any sale or other disposition of all or substantially all of the assets of the Restricted Subsidiary (including by way of merger or consolidation or any sale of all of the Capital Stock of that Restricted Subsidiary) to a Person that is not the Company or a Subsidiary of the Company; provided that the Company must, if applicable, apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture;

(2) if the Company designates the Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture; or

(3) if the Restricted Subsidiary ceases to be a borrower or guarantor under any U.S. Credit Facility (other than by reason of a payment under a guarantee by any Restricted Subsidiary).

Limitation on Sale/Leaseback Transactions

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale/Leaseback Transaction with respect to any assets unless:

(1) the Company or the Restricted Subsidiary could have Incurred Indebtedness in the amount of the Attributable Indebtedness with respect to the Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above;

(2) the Company or the Restricted Subsidiary could have incurred a Lien on the assets securing the Attributable Indebtedness with respect to the Sale/Leaseback Transaction without equally and ratably securing the Exchange Notes or the Guarantees pursuant to the covenant described under “— Limitation on Liens” above;

(3) the net proceeds received by the Company or any Restricted Subsidiary in connection with the Sale/Leaseback Transaction are at least equal to the Fair Market Value of the related assets; and

(4) the Company applies the proceeds of the transaction in compliance with the covenant described under “Repurchase at the Option of the Holders — Asset Sales.”

Provision of Financial Information

Whether or not required by the SEC, so long as any Exchange Notes are outstanding, the Company will file with the SEC and furnish to Holders of the Exchange Notes or cause the Trustee to furnish to the Holders of the Exchange Notes within the time periods specified in the SEC’s rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act:

(1) all annual and quarterly financial information required to be contained in a filing with the SEC on Forms 10-K and 10-Q, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent public accountants; and

(2) all current reports required to be filed with the SEC on Form 8-K.

Notwithstanding the foregoing, if the information and reports referred to in the preceding paragraph are filed with the SEC for public availability, the Company will be deemed to have furnished to the Holders of the Exchange Notes the information and reports on the date that the Company files the information and reports with the SEC. If the

Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph must include or be accompanied by a reasonably detailed presentation of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, whether or not required by the SEC, the Company must file a copy of all of the information and reports referred to in the second preceding paragraph with the SEC for public availability (unless the SEC will not accept such a filing) and make the information available to securities analysts and prospective investors upon request. The Company also must furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as any Restricted Notes are not freely transferable under the Securities Act. The Company also must comply with the other provisions of Section 314(a) of the TIA.

Merger, Sale of Assets, Etc.

The Company may not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company will not, and will not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and the Restricted Subsidiaries’ assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(1) either: (A) the Company is the Surviving Person; or (B) the Surviving Person (if other than the Company) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and, in any such case, expressly assumes by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Exchange Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

(2) immediately thereafter, on a pro forma basis after giving effect to the transaction (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of the transaction as having been Incurred at the time of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) immediately after giving effect to any such transaction including the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of the transaction as having been Incurred at the time of the transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to the transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under “Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock” above.

Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets to the Company or another Restricted Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more Restricted Subsidiaries the Capital Stock of which constitute all or substantially all the assets of the Company will be deemed to be the transfer of all or substantially all the assets of the Company.

A Guarantor may not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guarantor is the Surviving Person), another Person unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) in the case of a sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the Guarantor’s assets, the Net Cash Proceeds of the sale or other disposition are applied in accordance with the applicable provisions of the Indenture; or

(b) in the case of a consolidation with or merger into another Person, either: (i) the Guarantor is the Surviving Person; or (ii) the Surviving Person (if other than the Guarantor) is a corporation, partnership, company or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and, in any such case, expressly assumes by a supplemental indenture reasonably satisfactory to the Trustee all obligations of the Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of such Guarantor.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company or a Guarantor is not the Surviving Person, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Exchange Notes and the Registration Rights Agreement or the Guarantor under the Indenture, the Guarantee of the Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if the successor corporation had been named as the Company or the Guarantor, as the case may be, therein; and thereafter except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indenture, the Exchange Notes and the Registration Rights Agreement and the Guarantor will be discharged from all obligations and covenants under the Indenture, the Registration Rights Agreement and the Guarantee of the Guarantor, as the case may be.

For all purposes of the Indenture and the Exchange Notes (including the provision of this covenant and the covenants described under “Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock,” “Certain Covenants — Limitation on Restricted Payments” and “Certain Covenants — Limitation on Liens”), Subsidiaries of any Surviving Person will, upon the transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on assets, of the Company and the Restricted Subsidiaries in existence immediately prior to the transaction or series of related transactions will be deemed to have been Incurred upon the transaction or series of related transactions.

Events of Default

The occurrence of any of the following will be defined as an “Event of Default” under the Indenture:

(1) failure to pay principal of (or premium, if any, on) any Exchange Note when due and payable, whether at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(2) failure to pay any interest on any Exchange Note when due and payable, and such failure continues for 60 days or more;

(3) failure to perform or comply with any of the provisions described under “Repurchase at the Option of the Holders — Change of Control,” “Repurchase at the Option of the Holders — Asset Sales” or “Merger, Sale of Assets, etc.” above;

(4) failure to perform any other covenant, warranty or agreement of the Company or a Guarantor under the Indenture, in the Exchange Notes or in a Guarantee (other than those defaults specified in clause (1), (2) or (3) above) continued for 60 days or more after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the then outstanding Exchange Notes of a particular series;

(5) a default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $50.0 million individually or in the aggregate, which default: (A) is caused by a failure to pay at final maturity principal on the Indebtedness within the applicable express grace period; (B) results in the acceleration of the Indebtedness prior to its express final maturity; or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing the Indebtedness;

(6) the rendering of a final judgment or judgments (not subject to appeal) of a court of competent jurisdiction against the Company or any of the Restricted Subsidiaries in an amount of greater than $50.0 million (net of any amounts paid by an insurance carrier) that remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(7) a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee or gives notice to that effect (other than by reason of release of the Guarantor in accordance with the terms of the Indenture); or

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Exchange Notes, unless the Holders have offered to the Trustee reasonable indemnity. Subject to the provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes of each series will have the right, with respect to the series to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

If an Event of Default with respect to a particular series of Exchange Notes (other than an Event of Default with respect to the Company or any Guarantor that is a Significant Subsidiary described in clause (8) of the first paragraph of this section) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes of the series, by notice in writing to the Trustee and the Company, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Exchange Notes to be due and payable immediately. If an Event or Default specified in clause (8) of the first paragraph of this section with respect to the Company or any Guarantor that is a Significant Subsidiary occurs under the Indenture, the Exchange Notes automatically will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Exchange Notes.

Any such declaration with respect to a particular series of Exchange Notes may be rescinded or annulled by the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes of the series if all Defaults and Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture, and certain other conditions specified in the Indenture are satisfied.

The Indenture will provide that the Trustee will, within 30 days after the occurrence of any Default or Event of Default with respect to the Exchange Notes outstanding, give the Holders thereof notice of all uncured Defaults or Events of Default thereunder known to it. Except in the case of a Default or an Event of Default in payment with respect to the Exchange Notes or a Default or Event of Default in complying with “Merger, Sale of Assets, etc.”

above, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that the withholding of the notice is in the interest of the Holders of the Exchange Notes.

No Holder of any Exchange Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Holder has previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Exchange Notes of the series has made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as the Trustee, and the Trustee has not have received from the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes of the series a direction inconsistent with the request and has failed to institute the proceeding within 60 days. However, the limitations do not apply to a suit instituted by a Holder of such an Exchange Note for enforcement of payment of the principal of and premium, if any, or interest on the Exchange Note on or after the respective due dates expressed in the Exchange Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in its performance. The Company also is required to notify the Trustee within 30 days of becoming aware of a Default.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, will have any liability for any obligations of the Company or any of its Affiliates under the Exchange Notes or the Indenture or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes.

Satisfaction and Discharge of Indenture; Defeasance

The Indenture will be discharged and the Company’s substantive obligations in respect of any series of the Exchange Notes will cease when:

(1) either: (A) all Exchange Notes of the series theretofore authenticated and delivered have been delivered to the Trustee for cancellation; or (B) all Exchange Notes of the series not previously delivered to the Trustee for cancellation: (i) have become due and payable; (ii) will become due and payable at their Stated Maturity within one year; or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

(2) the Company has deposited or caused to be deposited with the Trustee, in trust for the benefit of the Holders of the Exchange Notes of the series, all sums payable by it on account of principal of, premium, if any, and interest on all Exchange Notes of the series (except lost, stolen or destroyed Exchange Notes that have been replaced or paid) or otherwise, together with irrevocable instructions from the Company directing the Trustee to apply the funds to the payment thereof at the Stated Maturity or redemption date, as the case may be; and

(3) the Company complies with certain other requirements set forth in the Indenture.

In addition to the foregoing, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (8) of “Events of Default” above, occurs at any time on or prior to the 91st calendar day after the date the Company deposits with the Trustee all sums payable by it on account of principal of, premium, if any, and interest on all Exchange Notes of the series or otherwise (it being understood that this condition shall not be deemed satisfied until after the 91st day)) under the Indenture and provided that no default under any other Indebtedness of the Company would result therefrom, the Company may terminate its substantive covenant obligations in respect of the Exchange Notes of the series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Exchange Notes of the series) by:

(1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Exchange Notes;

(2) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Exchange Notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations; and

(3) complying with certain other requirements set forth in the Indenture.

Governing Law and Submission to Jurisdiction

The Indenture, the Exchange Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Modification and Waiver

The Indenture may be amended by the Company, the Guarantors and the Trustee, without the consent of any Holder, to, among other things:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) evidence the obligations of a new Guarantor to comply with the provisions described under “Certain Covenants — Subsidiary Guarantees” or to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the applicable obligations under the Indenture in accordance with “Merger, Sale of Assets, etc.;”

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for uncertificated Notes in addition to certificated Notes;

(6) add covenants for the benefits of the Holders or make any other change that would provide any additional benefit or rights to the Holders or that does not materially adversely affect the rights of any Holder; or

(7) conform the text of the Indenture, the Guarantees or the Exchange Notes to any provision of this “Description of Exchange Notes” to the extent that the provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the Exchange Notes.

Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes of each series (including consents obtained in connection with a tender offer or exchange offer for any series of Exchange Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Exchange Note affected thereby:

(1) change the maturity of the principal of any Exchange Note;

(2) reduce the principal amount of (or the premium on) any Exchange Note;

(3) reduce the rate of or extend the time for payment of interest on any Exchange Note;

(4) reduce the premium payable upon the redemption of any Exchange Note or change the time at which any Exchange Note may be redeemed as described under “Optional Redemption” above;

(5) change the currency of payment of principal of (or premium on) or interest on any Exchange Note;

(6) impair the right of the Holders of Exchange Notes to receive payment of principal of and interest on the Holder’s Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to any Exchange Note;

(7) reduce the percentage of the principal amount of outstanding Exchange Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Exchange Notes or for waiver of any Default or Event of Default in respect thereof;

(8) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from the acceleration);

(9) cause the Exchange Notes or the Guarantees to become subordinate in right of payment to any other Indebtedness;

(10) following an event or circumstance that may give rise to the requirement to make a Change of Control Offer or Net Proceeds Offer, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make a Change of Control Offer or Net Proceeds Offer in a manner materially adverse to the Holders of Exchange Notes affected thereby;

(11) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(12) make any change in the amendment or waiver provisions of the Indenture.

The Holders of a majority in aggregate principal amount of the outstanding Exchange Notes of each series, on behalf of all Holders of Exchange Notes of the series, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Exchange Notes of each series, on behalf of all Holders of such series, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Exchange Notes of the series), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Exchange Notes of the series tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Exchange Note of the series that is affected.

The Trustee

Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture will contain limitations on the rights of the Trustee, should it become a creditor of the Company, or any other obligor upon the Exchange Notes, to obtain payment of claims in certain cases or to realize on certain assets received by it in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest, it must eliminate the conflict or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) assumed in connection with an Acquisition of such Person or (2) existing at the time such Person becomes a Restricted Subsidiary or is consolidated with or merged into the Company or any Restricted Subsidiary, whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such transaction.

“Acquired Person” means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

“Acquisition” means (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or amalgamated with or merged into the Company or any Restricted Subsidiary or (2) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable LIBOR Rate” means, for each interest period with respect to the Floating Rate Notes, the rate determined by the Company (notice of such rate to be sent to the trustee on the date of determination thereof) equal to the greater of (a) 1.250% or (b) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided that if no such British Bankers’ Association LIBOR rate is available to the Company, the Applicable LIBOR Rate for the relevant interest period shall instead be the rate at which Goldman, Sachs & Co. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Floating Rate Note at April 1, 2009 or such Fixed Rate Note at April 1, 2012, as the case may be (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Floating Rate Note through April 1, 2009 or such Fixed Rate Note through April 1, 2012, as the case may be (assuming with respect to Floating Rate Notes, that the rate of interest on the Floating Rate Notes for the period from the Redemption Date through April 1, 2009 will be equal to the rate of interest on the Floating Rate Notes in effect on the date on which the applicable notice of redemption is given) (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Floating Rate Note or Fixed Rate Note, as applicable.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or Sale/Leaseback Transaction or upon any condemnation, eminent domain or similar proceedings) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Subsidiary (other than directors’ qualifying shares);

(2) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets (including without limitation intellectual property) or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business.

In each case, other than:

(A) any transaction consummated in compliance with “Merger, Sale of Assets, etc.” above and the creation of and foreclosure on any Lien not prohibited by “Certain Covenants — Limitation on Liens” above;

(B) sales of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary;

(C) any Permitted Investment or any Restricted Payment not prohibited by “Certain Covenants — Limitation on Restricted Payments” above;

(D) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $10.0 million;

(E) any operating lease or sublease;

(F) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(G) the licensing or sublicensing of intellectual property or other general intangibles;

(H) sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business; and

(I) any transaction between or among the Company and/or one or more Restricted Subsidiaries.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or a duly authorized committee thereof, as applicable.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which (i) commercial banking institutions in New York, New York are authorized or required by law to be closed or (ii) the New York Stock Exchange is not open for trading.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP, but excluding any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or a rating of at least P-1 from Moody’s;

(4) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest at least 95% of their assets in securities of the types described in any of clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d 5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the total voting power of all outstanding Voting Stock of the Company; or

(2) the Company consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or the Company and/or one or more the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or a Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, Voting Stock representing a majority of the total voting power of all outstanding Voting Stock of the Company, “beneficially own or owns” (as so determined), directly or indirectly, Voting Stock representing a majority of the total voting power of the outstanding Voting Stock of the surviving or transferee Person; or

(3) during any consecutive two-year period, the Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company; or

(4) the adoption of a plan of liquidation or dissolution of the Company.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the latest four-quarter period for which financial statements are available ending prior to the date of such determination (the “Four-Quarter Period”) to (ii) Consolidated Interest Expense for such Four-Quarter Period; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness or issued any Disqualified Capital Stock since the beginning of such Four-Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock, Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness or such Disqualified Capital Stock as if such Indebtedness or such Disqualified Capital Stock had been Incurred on the first day of such Four-Quarter Period,

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased, retired or otherwise discharged (a “Discharge”) any Indebtedness or Disqualified Capital Stock since the beginning of such Four-Quarter Period that no longer remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness or Disqualified Capital Stock, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness or Disqualified Capital Stock, including with the proceeds of any new Indebtedness, as if such Discharge (and Incurrence of new Indebtedness or Disqualified Capital Stock, if any) had occurred on the first day of such Four-Quarter Period,

(3) if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary shall have effected any asset sale, Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such asset sale for such Four-Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four-Quarter Period, and Consolidated Interest Expense for such Four-Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale for such Four-Quarter Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such Four-Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(4) if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an Acquisition, including any Acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four-Quarter Period and

(5) if since the beginning of such Four-Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four-Quarter Period) shall have made any asset sale or any Investment or Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such Four-Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or Acquisition occurred on, with respect to any Investment or Acquisition, the first day of such Four-Quarter Period and, with respect to any asset sale, the first day of such Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined as if such acquisition of assets, amount of earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred therewith as if the same had occurred at the beginning of the Four Quarter Period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, minus any non-cash item increasing Consolidated Net Income during such period,

(A) plus the following, to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Income Tax Expense for such period;

(2) Consolidated Interest Expense for such period;

(3) depreciation expense for such period;

(4) amortization expense for such period; and

(5) all other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item to the extent it represents an accrual or a reserve for cash disbursements in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); minus

(B) all non-cash items increasing Consolidated Net Income for such period, in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to the Company for any period, the provision for federal, provincial, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Company for any period, without duplication, the sum of:

(1) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the net cost under Hedging Obligations relating to interest (including any amortizations of discounts, but excluding any mark-to-market adjustments), (b) the interest portion of any deferred payment obligation, (c) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (d) all capitalized interest and all accrued interest and (e) the accretion of any original issue discount on any Indebtedness;

(2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3) the product of (x) the amount of dividends and distributions paid or accrued in respect of Disqualified Capital Stock of the Company or Preferred Capital Stock of any Restricted Subsidiary (other than dividends or distributions consisting solely of Qualified Capital Stock) during such period as determined on a consolidated basis in accordance with GAAP and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, provincial, state and local tax rate of the Company, expressed as a decimal; and

(4) all interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”;

excluding, however, (i) any premiums, fees and expenses (and any amortization thereof), including the costs to terminate interest rate swaps, incurred in connection with the refinancing transactions described in this offering circular to occur on the Issue Date and entering into of the Foreign Credit Facility described in this offering circular and (ii) the portion of interest expense at non-Wholly Owned Restricted Subsidiaries equal to the percentage of outstanding Voting Stock of such Restricted Subsidiary held by Persons other than the Company, any Subsidiary of the Company or Affiliates of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary, in the event that Interest Expense on the Company’s 0.875% Senior Convertible Notes due 2013, issued on November 15, 2006, exceeds the stated coupon thereof, then the Interest Expense with respect to such Senior Convertible Notes shall be deemed to be the stated coupon thereof.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries (which, for the avoidance of doubt, shall be after deduction of minority interests in

Restricted Subsidiaries held by third parties) for such period determined in accordance with GAAP; provided, however, that there shall not be included in calculating such Consolidated Net Income:

(1) any net income (loss) of any Person other than the Company or a Restricted Subsidiary, except to the extent of the amount of cash actually distributed by such Person during such period to the Company or (subject to the limitation in clause (2) below) a Restricted Subsidiary as a dividend or other distribution;

(2) for purposes of the covenant described under “Certain Covenants — Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, precluding the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such limitations or restrictions;

(3) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary, non-recurring or unusual items of income, gain, loss or expense for such period;

(5) the cumulative effect of a change in accounting principles; and

(6) unrealized gains or losses in respect of Hedging Obligations permitted by clause (6) of the “Certain Covenants — Limitation on Indebtedness and Issuance of Disqualified Capital Stock” covenant as recorded on the statement of operations in accordance with GAAP;

provided, however, that in the case of clauses (3), (4) and (6) such amount or charge shall be net of any tax or tax benefit to the Company (less all fees and expenses relating to such transaction) or any Restricted Subsidiary resulting therefrom.

“Consolidated Tangible Assets” means, at any date, the total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) of the Company and the Restricted Subsidiaries, after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles of the Company and the Restricted Subsidiaries, all calculated in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who was (1) a member of such Board of Directors on the Issue Date or (2) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Credit Facilities” means one or more of U.S. Credit Facilities and/or Foreign Credit Facilities.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disposition” means, with respect to any Person, any merger, consolidation, amalgamation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the date which is 91 days after the Stated Maturity of the principal of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the maturity date of the Notes shall not constitute Disqualified Capital Stock if (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the terms applicable to the Notes and described under the captions “Repurchase at the Option of the Holders — Change of Control” and “Repurchase at the Option of the Holders — Asset Sales” and (2) any such requirement becomes operative only after compliance with such terms applicable to the Notes, including the prior completion of any offer to purchase Notes pursuant to a Change of Control Offer or a Net Proceeds Offer.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing Indebtedness” means any Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds of the offering of the Notes and the repurchase of the 9.5% Senior notes due 2010 on the Issue Date) until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets in excess of $10.0 million shall be determined conclusively by the Board of Directors of the Company (or a duly authorized committee thereof) acting in good faith, and shall be evidenced by a Board Resolution delivered to the Trustee.

“Foreign Credit Facility” means one or more debt facilities providing for senior revolving credit loans, senior term loans and/or letters of credit to one or more Foreign Subsidiaries, as borrower or borrowers and guarantors thereunder, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness Incurred thereunder), as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including by means of sales of debt securities to institutional investors), including increasing the amount of available borrowings thereunder or adding other Foreign Subsidiaries as additional borrowers or guarantors thereunder, with respect to all or any portion of the Indebtedness under such facilities or any successor or replacement facilities and whether with the same or any other agent, lender or group of lenders.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Four-Quarter Period” has the meaning set forth in the definition of “Consolidated Coverage Ratio” above.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States at such time and which are consistently applied.

“guarantee” means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“Guarantee” means the senior guarantee by each Guarantor of the Company’s payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

“Guarantors” means each of:

(1) the Company’s Domestic Subsidiaries that Incurs any Indebtedness or guarantees any Indebtedness of the Company or any of its Domestic Subsidiaries, in each case under U.S. Credit Facilities; and

(2) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and similar agreements or arrangements and (2) foreign currency or commodity hedge, swap, exchange and similar agreements (agreements referred to in this definition being referred to herein as “Hedging Agreements”).

“Holder” means the registered holder of any Note.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates or amalgamates with the Company or any Restricted Subsidiary. The accrual of interest and the accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness; provided, however, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued. For the avoidance of doubt, the reclassification of the Redeemable Convertible Preferred Stock pursuant to SFAS 150 or otherwise in accordance with GAAP shall not be an Incurrence of Indebtedness under the Indenture.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of assets or businesses by such Person;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices (including, so long as not treated as Indebtedness in accordance with GAAP, trade payables subject to the payables extension facility described in this prospectus under “Management’s Discussion and Analysis of Financial Condition — Liquidity and Capital Resources”), or (C) other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person, including, without limitation, from Sale/Leaseback Transactions;

(6) every net obligation payable under Hedging Agreements of such Person;

(7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the maximum amount covered by such guarantee or for which such Person is otherwise liable; and

(8) every obligation of the type referred to in clauses (1) through (7) above of another Person the payment of which is secured by the assets of that Person, the amount of such obligation being deemed to be the lesser of (i) the Fair Market Value of such asset or (ii) the amount of the obligation so secured.

Indebtedness:

(A) shall not take into account any cash and Cash Equivalents held by such Person;

(B) shall not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 10 Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

(C) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Capital Stock of the Company or any Preferred Capital Stock of any Restricted Subsidiary;

(D) shall not include any liability for federal, provincial, state, local or other taxes; and

(E) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest” means, with respect to the Notes, the sum of any cash interest on the Notes.

“Investment” means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. For purposes of the covenant described under “Certain Covenants — Limitation on Restricted Payments” above, an Investment shall be deemed to be made upon any Designation in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in the applicable Subsidiary calculated in accordance with GAAP and (2) the Fair Market Value of the Company’s interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof) and evidenced by a Board Resolution, whose determination shall be conclusive.

“Issue Date” means the original issue date of the Initial Notes.

“Lien” means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

“Maturity Date” means April 1, 2015, with respect to the Floating Rate Notes, and April 1, 2017, with respect to the Fixed Rate Notes.

“Net Cash Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable directly as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; and

(4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company (or a duly authorized committee thereof) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve).

“Notes” means, collectively, the Initial Notes, the Additional Notes, if any, and the Exchange Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee; such counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investments” means:

(1) Investments in cash in (a) euros or dollars and Cash Equivalents or, to the extent determined by the Company or a Foreign Subsidiary in good faith to be necessary for local working capital requirements and operational requirements of the Foreign Subsidiaries, other cash and cash equivalents denominated in the currency of any jurisdiction which are, as determined in good faith by the Company or such Foreign Subsidiary, necessary or desirable for reasonable business purposes and, in the case of cash equivalents, are otherwise substantially similar to the items specified in the definition of “Cash Equivalents,” and (b) cash and Cash Equivalents denominated in the currency of the jurisdiction of organization or place of business of a Foreign Subsidiary that are otherwise substantially similar to items specified in the definition of “Cash Equivalents,” except that if such jurisdiction prohibits the repatriation of working capital to the United States, any specific rating required in the definition of “Cash Equivalents” shall be deemed to be satisfied if such Investments have, at the time of the acquisition, the highest rating from any rating agency of any Investments available to be issued in such currency;

(2) Investments in the Company or any Restricted Subsidiary or any Person that, as a result of or in connection with such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(3) Investments in the Notes;

(4) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business consistent with past practices;

(5) Hedging Obligations permitted by clause (6) of the definition of “Permitted Indebtedness;”

(6) any Investment to the extent that the consideration therefor consists of Qualified Capital Stock of the Company;

(7) accounts receivable acquired in the ordinary course of business or Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(8) loans and advances to employees who are not directors or executive officers made in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding;

(9) any non-cash consideration received as a result of Asset Sales in compliance with “Repurchase at the Option of the Holders — Asset Sales” above;

(10) Investments in joint ventures engaged in a Related Business in an aggregate amount outstanding not to exceed 5.0% of Consolidated Tangible Assets at the time such Investment is made;

(11) in addition to the Investments described in clauses (1) through (10) above, other Investments not to exceed $50.0 million at any time outstanding.

The amount of Investments outstanding at any time pursuant to clause (11) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (11) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (11) above.

“Permitted Liens” means:

(1) Liens on property of a Person existing at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation and the proceeds thereof;

(2) Liens securing Indebtedness and other Obligations under Credit Facilities;

(3) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(4) Liens securing all of the Obligations under the Indenture;

(5) Liens in favor of the Company or any Restricted Subsidiary;

(6) Liens securing Hedging Obligations incurred pursuant to clause (6) of the definition of “Permitted Indebtedness;”

(7) Liens securing Capital Lease Obligations and Purchase Money Indebtedness, provided such Indebtedness shall not be secured by any asset other than the specified asset being financed and additions and improvements thereto;

(8) Liens securing Indebtedness of Foreign Subsidiaries;

(9) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, “refinancing”) (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4) or (7) above so long as such Lien does not extend to any other property (other than improvements thereto);

(10) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(11) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(12) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(15) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(18) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(19) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(21) Liens securing Acquired Indebtedness permitted to be Incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; and

(24) additional Liens securing obligations and Attributable Indebtedness Incurred pursuant to the covenant described under “Certain Covenants — Limitation on Sale/Leaseback Transactions” in an aggregate amount outstanding not to exceed 4.0% of Consolidated Tangible Assets at the time of such Incurrence.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Capital Stock,” in any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company with gross cash proceeds to the Company of at least $25.0 million pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property; provided, however, that (i) the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing, and (ii) such Indebtedness shall be Incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or completion of such construction or improvement.

“Qualified Capital Stock” in any Person means any Capital Stock in such Person other than any Disqualified Capital Stock.

“Redemption Date” has the meaning set forth in the third paragraph of “Optional Redemption” above.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and Goldman, Sachs & Co., as representative of the initial purchasers.

“Related Business” means those businesses in which the Company or any of the Restricted Subsidiaries is engaged on the Issue Date, or that are reasonably related, ancillary, incidental or complementary thereto, as determined by the Company’s Board of Directors.

“Restricted Subsidiary” means any Subsidiary of the Company other than any Subsidiary of the Company that has been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to “Certain Covenants — Designation of Unrestricted Subsidiaries” above. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of “Certain Covenants — Designation of Unrestricted Subsidiaries” above.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

“Subsidiary” with respect to any Person means (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Total Assets” means, with respect to any Person, as of any date, the consolidated total assets of such Person, as determined in accordance with GAAP.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.1 5 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2009 (in the case of Floating Rate Notes) or April 1, 2012 (in the case of Fixed Rate Notes); provided, however, that if the period from the Redemption Date to April 1, 2009 (in the case of Floating Rate Notes) or April 1, 2012 (in the case of Fixed Rate Notes) is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“United States Government Obligations” means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with “Certain Covenants — Designation of Unrestricted Subsidiaries” above, in each case until such time as any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

“U.S. Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 23, 2005 by and among General Cable Industries, Inc., as borrower, the Company and certain other Subsidiaries, as guarantors and/or additional borrowers, the lenders party thereto from time to time, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as Documentation Agent, National City Business Credit, Inc., as Syndication Agent and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc., as administrative agent, collateral agent and joint lead arranger, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), as amended, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Credit Facility” means one or more debt facilities providing for senior revolving credit loans, senior term loans and/or letters of credit to the Company and/or one or more Domestic Subsidiaries, as borrower or borrowers and guarantors thereunder (including, without limitation, the U.S. Credit Agreement), as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including by means of sales of debt securities to institutional investors), including increasing the amount of available borrowings thereunder or adding other Domestic Subsidiaries as additional borrowers and/or guarantors thereunder, with respect to all or any portion of the Indebtedness under such facilities or any successor or replacement facilities and whether with the same or any other agent, lender or group of lenders; provided, that no such debt facility that otherwise complies with the definition shall cease to be a U.S. Credit Facility solely as a result of a Foreign Subsidiary becoming a borrower or guarantor thereunder.

“Voting Stock” means Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness (including Disqualified Capital Stock) at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal or dividends including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness (including Disqualified Capital Stock).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary all of the voting power of outstanding Voting Stock (other than directors’ qualifying shares) of which is owned, directly or indirectly, by the Company.

Book-Entry; Delivery and Form

Except as described in the next paragraph, the Exchange Notes initially will be represented by permanent global certificates in definitive fully registered book-entry form (the “Global Notes”). The Global Notes will be deposited upon issuance with, or on behalf of, DTC and registered in the name of a nominee of DTC.

The Global Notes.  We expect that pursuant to procedures established by DTC:

•	upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the securities to the respective accounts of persons who have accounts with such depositary; and

•	ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants.

So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through the participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. The payments will be the responsibility of the participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in states that require physical delivery of the Exchange Notes, or to pledge the securities, the holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the Exchange Notes.

DTC has advised the Company that it will take action permitted to be taken by a Holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of the portion of the aggregate principal amount of Exchange Notes as to which the participant or participants has or have given the direction.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities.  If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

Exchange Offer; Registration Rights

The summary set forth below of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

The Company and the Guarantors entered into the Registration Rights Agreement with the initial purchasers of the Restricted Notes, pursuant to which the Company and the Guarantors agreed to file with the SEC the registration statement of which this prospectus is a part. If:

•	the Company is not able to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy,

•	the Exchange Offer is not for any other reason consummated within 270 days after March 21, 2007,

•	any Holder of Restricted Notes notifies the Company within a specified time period that: (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer; (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by the holder; or (c) it is a broker-dealer and owns Restricted Notes acquired directly from the Company or an affiliate of the Company, or

•	the Holders of a majority of the Restricted Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company agreed to file with the SEC a shelf registration statement to cover resales of the Transfer Restricted Notes (as defined in the Registration Rights Agreement) by the Holders thereof.

We have agreed to pay all expenses incident to the Exchange Offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

The Registration Rights Agreement provides that:

•	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will use their commercially reasonable efforts to have the Registration Statement of which this prospectus forms a part declared effective by the Commission on or prior to 210 days after March 21, 2007,

•	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will commence the Exchange Offer and use its commercially reasonable efforts to issue, on or prior to 270 days after March 21, 20007, Exchange Notes in exchange for all Restricted Notes tendered prior thereto in the Exchange Offer and

•	if obligated to file the shelf registration statement, the Company will file the shelf registration statement after the filing obligation arises and use its commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as practicable but not later than 270 days after March 21, 2007.

If the shelf registration statement must be filed by the Company, it will use its commercially reasonable efforts to keep the shelf registration statement continuously effective, supplemented and amended until March 21, 2009 or such shorter period that will terminate when all the Transfer Restricted Notes covered by the shelf registration statement have been sold pursuant thereto.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to a holder of Restricted Notes relating to the exchange of Restricted Notes for Exchange Notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as holders of Restricted Notes subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or holders who hold the Restricted Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE EXCHANGE NOTES.

Exchange of Restricted Notes for Exchange Notes

An exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will be ignored for U.S. federal income tax purposes. Consequently, a holder of Restricted Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of exchanging Restricted Notes for Exchange Notes pursuant to the Exchange Offer. The holding period of the Exchange Notes will be the same as the holding period of the Restricted Notes and the tax basis in the Exchange Notes will be the same as the adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Exchange Offer. Holders are urged to consult their own tax advisors as to the specific consequences, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Any discussion of federal tax issues in this Exchange Offer is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, you are hereby notified that: (A) any discussion of federal tax issues in this Exchange Offer is not intended or written to be used, and it cannot be used by you, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code of 1986, as amended; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) you should seek advice based on their particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where the Restricted Notes were acquired as a result of market-making or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending up to 270 days thereafter, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [       ,     ], all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 270 days after          , 2007, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal.

We have agreed to pay all expenses incidental to the Exchange Offer (including the expenses of one counsel for Holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the related subsidiary guarantees will be passed upon by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding our adoption of Statement of Financial Accounting

Standards No. 123 (Revised 2004), “Share-Based Payment,” on January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” on December 31, 2006, (2) express an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting, and (3) an adverse opinion on the effectiveness of our internal control over financial reporting because of a material weakness), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the Exchange Notes to be issued in connection with the Exchange Offer. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.generalcable.com. Our website is not a part of this prospectus.

You also may read and copy any document we file with the SEC at its public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the filing and effectiveness of the registration statement of which this prospectus forms a part and before the date that the offering of the securities is terminated or expires, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2006, filed on March 1, 2007, including the portion of our definitive Proxy Statement for the 2007 Annual Meeting of Stockholders (File No. 1-12983), filed March 28, 2007, specifically incorporated by reference into Items 10 (Directors and Officers), 11 (Executive Compensation), 12 (Security Ownership of Certain Beneficial Owners and Management) and 13 (Certain Relationships and Related Transactions) thereof.

•	Our Quarterly Report on Form 10-Q (File No. 1-2983) for the quarter ended March 30, 2007, filed on May 9, 2007.

•	Our Definitive Proxy Statement on Schedule 14A (File No. 1-12983), filed on March 28, 2007.

•	Our Current Reports on Form 8-K (File No. 1-12983) dated March 6, 2007, March 15, 2007, March 21, 2007, April 2, 2007 and May 1, 2007 (other than any information contained in these reports that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

General Cable Corporation

OFFER TO EXCHANGE

$125,000,000 aggregate principal amount of
Senior Floating Rate Notes due 2015 in exchange for
$125,000,000 aggregate principal amount of
Senior Floating Rate Notes due 2015, which have been
registered under the Securities Act of 1933, as amended

AND

$200,000,000 aggregate principal amount of
7.125% Senior Fixed Rate Notes due 2017 in exchange for
$200,000,000 aggregate principal amount of
7.125% Senior Fixed Rate Notes due 2017, which have been
registered under the Securities Act of 1933, as amended

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), Article VII of the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate personal liability of members of the Registrant’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Registrant’s amended and restated certificate of incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the Registrant’s amended and restated certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of the Registrant’s amended and restated by-laws provides that the Registrant is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant in which such person has been adjudged liable to the Registrant) by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which a claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

The Registrant currently maintains insurance policies that provide coverage pursuant to which it will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 21.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Company.**
3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Initial S-1).
3.3	Certificate of Incorporation, as amended, of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-112744) of the Company filed with the Securities and Exchange Commission on February 12, 2004 (the “Form S-4”)).
3.4	Bylaws of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4).
3.5	Certificate of Incorporation of Genca Corporation (incorporated by reference to Exhibit 3.5 to the Form S-4).
3.6	Bylaws of Genca Corporation (incorporated by reference to Exhibit 3.6 to the Form S-4).
3.7	Restated and Amended Certificate of Incorporation of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.10 to the Form S-4).
3.8	Bylaws of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.11 to the Form S-4).
3.9	Certificate of Formation, as amended, of General Cable Industries LLC (incorporated by reference to Exhibit 3.12 to the Form S-4).

3.10	Operating Agreement of General Cable Industries LLC (incorporated by reference to Exhibit 3.13 to the Form S-4).
3.11	Certificate of Formation of General Cable Management LLC (incorporated by reference to Exhibit 3.15 to the Form S-4).
3.12	Operating Agreement of General Cable Management LLC (incorporated by reference to Exhibit 3.16 to the Form S-4).
3.13	Certificate of Incorporation of General Cable Overseas Holdings, Inc. (incorporated by reference to Exhibit 3.18 to the Form S-4).
3.14	Bylaws of General Cable Overseas Holdings, Inc. (incorporated by reference to Exhibit 3.19 to the Form S-4).
3.15	Certificate of Incorporation, as amended, of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.20 to the Form S-4).
3.16	Bylaws of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.21 to the Form S-4).
3.17	Certificate of Limited Partnership of General Cable Texas Operations L.P. (incorporated by reference to Exhibit 3.22 to the Form S-4).
3.18	Limited Partnership Agreement of General Cable Texas Operations L.P., as amended (incorporated by reference to Exhibit 3.23 to the Form S-4).
3.19	Restated Certificate of Incorporation of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.24 to the Form S-4).
3.20	Bylaws of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.25 to the Form S-4).
3.21	Certificate of Incorporation, as amended, of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.26 to the Form S-4).
3.22	Bylaws of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.27 to the Form S-4).
3.23	Certificate of Incorporation, as amended, of Marathon Steel Company (incorporated by reference to Exhibit 3.28 to the Form S-4).
3.24	Bylaws of Marathon Steel Company (incorporated by reference to Exhibit 3.29 to the Form S-4).
3.25	Certificate of Incorporation, as amended, of MLTC Company (incorporated by reference to Exhibit 3.30 to the Form S-4).
3.26	Bylaws of MLTC Company (incorporated by reference to Exhibit 3.31 to the Form S-4).
4.1	Indenture, dated as of March 21, 2007, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (the “Form 8-K”).
4.2	Form of 7.125% Senior Fixed Rate Note due 2017 (included in Exhibit 4.1).
4.3	Form of Guarantee of obligations under 7.125% Senior Fixed Rate Notes due 2017 (included in Exhibit 4.1).
4.4	Form of Senior Floating Rate Note due 2015 (included in Exhibit 4.1).
4.5	Form of Guarantee of obligations of Senior Floating Rate Notes due 2015 (included in Exhibit 4.1).
4.6	Registration Rights Agreement dated March 21, 2007, by and among the Company, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the several purchasers named in Schedule I to the Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K).
5.1	Opinion of Blank Rome LLP.*
10.1	Purchase Agreement dated as of March 15, 2007, by and among the Company, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the several purchasers named in Schedule I to the Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K).
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 1-12983)).

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 1-2983)).
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature page).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients.*
99.4	Form of Notice of Guaranteed Delivery.*

*	Filed herewith.

**	To be filed by amendment.

Financial Statement Schedules

1.1. Schedule II Valuation and Qualifying Accounts (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 1-2983)).

Item 22.	Undertakings.

The undersigned Registrant and Co-Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Co-Registrants pursuant to the foregoing provisions, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Co-Registrant of expenses incurred or paid by a director, officer or controlling person of a Co-Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of May, 2007.

GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	Director, President and Chief Executive Officer (Principal Executive Officer)	May 16, 2007

/s/ Brian J. Robinson Brian J. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 16, 2007

/s/ Robert J. Siverd Robert J. Siverd	Executive Vice President, General Counsel and Secretary	May 16, 2007

/s/ Gregory E. Lawton Gregory E. Lawton	Director	May 16, 2007

/s/ Craig P. Omtvedt Craig P. Omtvedt	Director	May 16, 2007

Signatures	Title	Date

/s/ Robert A. Smialek Robert A. Smialek	Director	May 16, 2007

/s/ John E. Welsh, III John E. Welsh, III	Director	May 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of May, 2007.

DIVERSIFIED CONTRACTORS, INC.
GENCA CORPORATION
GENERAL CABLE INDUSTRIES, INC.
GENERAL CABLE OVERSEAS HOLDINGS, INC.
GENERAL CABLE TECHNOLOGIES
  CORPORATION
GENERAL CABLE TEXAS OPERATIONS L.P.
GK TECHNOLOGIES, INCORPORATED
MARATHON MANUFACTURING
  HOLDINGS, INC.
MARATHON STEEL COMPANY
MLTC COMPANY
(Co-Registrants)

By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	President and Chief Operating Officer (Principal Executive Officer)	May 16, 2007

/s/ Brian J. Robinson Brian J. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 16, 2007

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President, General Counsel and Secretary	May 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Co-Registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 16th day of May, 2007.

GENERAL CABLE INDUSTRIES LLC
GENERAL CABLE MANAGEMENT LLC
(Co-Registrants)

By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date

/s/ Gregory B. Kenny Gregory B. Kenny	President and Chief Operating Officer (Principal Executive Officer)	May 16, 2007

/s/ Brian J. Robinson Brian J. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 16, 2007

/s/ Robert J. Siverd Robert J. Siverd	Director, Executive Vice President, General Counsel and Secretary	May 16, 2007

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of the Company.**
3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Initial S-1).
3.3	Certificate of Incorporation, as amended, of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-112744) of the Company filed with the Securities and Exchange Commission on February 12, 2004 (the “Form S-4”)).
3.4	Bylaws of Diversified Contractors, Inc. (incorporated by reference to Exhibit 3.4 to the Form S-4).
3.5	Certificate of Incorporation of Genca Corporation (incorporated by reference to Exhibit 3.5 to the Form S-4).
3.6	Bylaws of Genca Corporation (incorporated by reference to Exhibit 3.6 to the Form S-4).
3.7	Restated and Amended Certificate of Incorporation of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.10 to the Form S-4).
3.8	Bylaws of General Cable Industries, Inc. (incorporated by reference to Exhibit 3.11 to the Form S-4).
3.9	Certificate of Formation, as amended, of General Cable Industries LLC (incorporated by reference to Exhibit 3.12 to the Form S-4).
3.10	Operating Agreement of General Cable Industries LLC (incorporated by reference to Exhibit 3.13 to the Form S-4).
3.11	Certificate of Formation of General Cable Management LLC (incorporated by reference to Exhibit 3.15 to the Form S-4).
3.12	Operating Agreement of General Cable Management LLC (incorporated by reference to Exhibit 3.16 to the Form S-4).
3.13	Certificate of Incorporation of General Cable Overseas Holdings, Inc. (incorporated by reference to Exhibit 3.18 to the Form S-4).
3.14	Bylaws of General Cable Overseas Holdings, Inc. (incorporated by reference to Exhibit 3.19 to the Form S-4).
3.15	Certificate of Incorporation, as amended, of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.20 to the Form S-4).
3.16	Bylaws of General Cable Technologies Corporation (incorporated by reference to Exhibit 3.21 to the Form S-4).
3.17	Certificate of Limited Partnership of General Cable Texas Operations L.P. (incorporated by reference to Exhibit 3.22 to the Form S-4).
3.18	Limited Partnership Agreement of General Cable Texas Operations L.P., as amended (incorporated by reference to Exhibit 3.23 to the Form S-4).
3.19	Restated Certificate of Incorporation of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.24 to the Form S-4).
3.20	Bylaws of GK Technologies, Incorporated (incorporated by reference to Exhibit 3.25 to the Form S-4).
3.21	Certificate of Incorporation, as amended, of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.26 to the Form S-4).
3.22	Bylaws of Marathon Manufacturing Holdings, Inc. (incorporated by reference to Exhibit 3.27 to the Form S-4).
3.23	Certificate of Incorporation, as amended, of Marathon Steel Company (incorporated by reference to Exhibit 3.28 to the Form S-4).
3.24	Bylaws of Marathon Steel Company (incorporated by reference to Exhibit 3.29 to the Form S-4).
3.25	Certificate of Incorporation, as amended, of MLTC Company (incorporated by reference to Exhibit 3.30 to the Form S-4).
3.26	Bylaws of MLTC Company (incorporated by reference to Exhibit 3.31 to the Form S-4).

4.1	Indenture, dated as of March 21, 2007, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (the “Form 8-K”).
4.2	Form of 7.125% Senior Fixed Rate Note due 2017 (included in Exhibit 4.1).
4.3	Form of Guarantee of obligations under 7.125% Senior Fixed Rate Notes due 2017 (included in Exhibit 4.1).
4.4	Form of Senior Floating Rate Note due 2015 (included in Exhibit 4.1).
4.5	Form of Guarantee of obligations of Senior Floating Rate Notes due 2015 (included in Exhibit 4.1).
4.6	Registration Rights Agreement dated March 21, 2007, by and among the Company, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the several purchasers named in Schedule I to the Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K).
5.1	Opinion of Blank Rome LLP.*
10.1	Purchase Agreement dated as of March 15, 2007, by and among the Company, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the several purchasers named in Schedule I to the Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K).
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 1-12983)).
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 1-2983)).
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature page).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients.*
99.4	Form of Notice of Guaranteed Delivery

*	Filed herewith.

**	To be filed by amendment.